PROSPECTUS                                     Filed Pursuant to Rule 424(b)(1)
                                               Registration No. 333-41547

                            518,519 SHARES (MINIMUM)
                            740,741 SHARES (MAXIMUM)
                                  COMMON STOCK
                        GEORGIA-CAROLINA BANCSHARES, INC.
                      (FORMERLY PINNACLE BANCSHARES, INC.)
                           A BANK HOLDING COMPANY FOR
                           FIRST BANK OF EAST GEORGIA


        Georgia-Carolina Bancshares, Inc., a Georgia corporation (the "Company"), hereby offers for sale a minimum of 518,519 shares and a maximum of 740,741 shares of its common stock, $.001 par value per share (the "Common Stock"), at an offering price of $13.50 per share. The shares are offered on a best-efforts, 518,519 share minimum basis by certain directors and executive officers of the Company, who will receive no commissions for such sales. All subscription funds tendered will be deposited in an interest-bearing escrow account with The Bankers Bank, Atlanta, Georgia (the "Escrow Agent") pending completion, termination or cancellation of the offering. The offering, unless extended, will be terminated and all subscription funds, together with any interest earned thereon, will be promptly returned if 518,519 shares have not been subscribed by May 20, 1998. The Company may, at its sole discretion, extend the offering for three consecutive 90-day periods without notice to subscribers. As a result, if the minimum offering is not attained before then, investor funds may be held in escrow until February 14, 1999. Subscriptions obtained in the offering may be accepted or rejected in whole or in part by the Company for any reason. Once a subscription has been accepted by the Company it may not be withdrawn for any reason. See "TERMS OF THE OFFERING."


        All subscription funds tendered prior to fulfillment of the Offering Conditions (as defined herein) will be deposited in an interest-bearing escrow account with The Bankers Bank, Atlanta, Georgia (the "Escrow Agent") pending satisfaction of the Offering Conditions or termination or cancellation of the offering prior to the satisfaction of the Offering Conditions. If the Offering Conditions are not satisfied, all subscription funds that have been placed with the Escrow Agent will be returned, together with any interest earned thereon, promptly to subscribers. Once all of the Offering Conditions are met, the Escrow Agent will release all subscription funds, and any profits thereon, to the Company. The subscription funds of any person who subscribes for shares following satisfaction of the Offering Conditions will not be placed in escrow, but will be immediately available to the Company. See "TERMS OF THE OFFERING
-- Escrow of Subscription Funds."

        Prior to this offering, there has been no established public market for the Common Stock, and there can be no assurance that an established market for such stock will develop. There are, however, occasional transactions in the Common Stock as a result of private negotiations. The Company presently does not intend to seek to list the Common Stock on a national securities exchange or to qualify the Common Stock for inclusion on the Nasdaq Stock Market. INVESTMENT IN THE SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR INFORMATION THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR.

             THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS
             OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL
                   DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                              GOVERNMENTAL AGENCY.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                 Price         Underwriting
                                   to          Discounts and       Proceeds to
                                 Public       Commissions(1)     the Company(2)
--------------------------------------------------------------------------------
Per Share(3)                  $   13.50             $0            $ 13.50
--------------------------------------------------------------------------------
Total Minimum(4)              $ 7,000,006           $0            $ 7,000,006
--------------------------------------------------------------------------------
Total Maximum(4)              $10,000,004           $0            $10,000,004
================================================================================

(1) The securities offered hereby will be sold on a best-efforts, 518,519 share minimum basis by certain directors and executive officers of the Company and no commissions will be paid on such sales. See "TERMS OF THE OFFERING."

(2) Before deducting offering expenses, estimated to be $144,450 including registration fees, legal and accounting fees, printing and other miscellaneous expenses. See "USE OF PROCEEDS."


(3) The offering price is based on a fairness opinion issued by The Robinson-Humphrey Company, LLC as of February 19, 1998, which states that the offering price is within the range that is fair to existing shareholders. See "DETERMINATION OF OFFERING PRICE."



(4) These securities are offered on a best-efforts, 518,519 share minimum basis. If payment in cash for 518,519 shares is not received prior to the Expiration Date (May 20, 1998, unless extended to a date not later than February 14, 1999, which is 270 days after the initial offering period) the offering will terminate and all subscription funds, together with any interest earned thereon, will be promptly returned to subscribers. See "RISK FACTORS," "TERMS OF THE OFFERING," and "MANAGEMENT."


    The Company reserves the unqualified right to terminate the offering to the public at any time during its pendency for any reason whatsoever.


                 The date of this Prospectus is February 19, 1998.

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         -----
 Prospectus Summary ....................................................   1
 Risk Factors ..........................................................   2
 The Company ...........................................................   5
 Determination of Offering Price .......................................   7
 Terms of The Offering .................................................   8
 Use of Proceeds .......................................................  11
 Dividend Policy .......................................................  12
 Management's Discussion And Analysis of Financial
    Condition And Results of Operations ................................  14
 Average Balance Sheets
     Nine Months Ended September 30, 1997 and 1996......................  18
     Year Ended December 31, 1996 and 1995..............................  19
 Business of The Company ...............................................  20
 Business of The Bank ..................................................  20
 Supervision and Regulation ............................................  30
 Management ............................................................  35
 Certain Transactions ..................................................  45
 Description of Capital Stock ..........................................  45
 Legal Proceedings .....................................................  48
 Legal Matters .........................................................  48
 Experts ...............................................................  48
 Incorporation of Certain Documents by Reference .......................  48
 Available Information .................................................  49
 Index to Financial Statements ......................................... F-1


Appendix A - Escrow Agreement
Appendix B - Subscription Materials

        NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES, OR ANY OFFER OF SUCH SHARES OF COMMON STOCK TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR THE DATE HEREOF. HOWEVER, DURING THE PERIOD IN WHICH OFFERS OR SALES ARE BEING MADE HEREUNDER, THE COMPANY IS REQUIRED TO UPDATE THE PROSPECTUS TO REFLECT ANY FACTS OR EVENTS ARISING AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHICH REPRESENT A FUNDAMENTAL CHANGE IN THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT.


        UNTIL MAY 20, 1998 (90 DAYS FROM THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus.

                                   THE COMPANY


        Georgia-Carolina Bancshares, Inc. (the "Company") was incorporated under the laws of the State of Georgia on January 31, 1997 for the purpose of operating as a bank holding company pursuant to the federal Bank Holding Company Act of 1956, as amended. The Company intends to use the net proceeds of this offering to expand its banking presence by branching its wholly-owned subsidiary, First Bank of East Georgia, formerly McDuffie Bank & Trust (the "Bank"), into Augusta and Columbia County, Georgia. Subscriptions obtained in the offering may be accepted or rejected in whole or in part by the Company for any reason. Once a subscription has been accepted by the Company it may not be withdrawn. The Bank operates as a full service commercial bank with primary emphasis upon high quality service that meets the financial needs of its customers. The Bank is currently located in Thomson, McDuffie County, Georgia. The Company's mailing address is P.O. Box 1560, Thomson, Georgia 30824 and its telephone number is (706) 595-1600.


                                  THE OFFERING


Common Stock Offered................             740,741 shares.  A minimum of 518,519 shares are required to be sold in this offering.  See "TERMS OF THE OFFERING."
Common Stock to be Outstanding
After this Offering.................             Minimum    -   518,519 shares(1)
                                                 Maximum    -   740,741 shares(1)

Price...............................             $13.50 per share

Conditions of the Offering..........             The offering is expressly conditioned upon fulfillment of the following conditions:  (a)  not less than $7,000,006 shall have been deposited with the Escrow Agent, (b) the Company shall have received shareholder approval for the issuance of the
                                                 Common Stock at a Special Meeting of Shareholders called for that purpose to be held on March 9, 1998, and (c) the Company shall not have canceled this offering prior to the time funds are withdrawn from the Subscription Escrow Account.

Use of Proceeds.....................             The proceeds of this offering shall be used to expand the
                                                 Company's banking presence by branching the Bank into
                                                 Augusta and Columbia County, Georgia.  See "USE OF
                                                 PROCEEDS."

Expiration of this Offering.........             This offering shall expire at 5:00 p.m. Eastern Time on
                                                 May 20, 1998 but may be extended for up to three consecutive
                                                 90-day periods.  See "TERMS OF THE OFFERING."

Risk Factors........................             The securities offered hereby may be deemed to be speculative and involve certain risks.  See "RISK FACTORS."


--------------------

(1) Prior to this offering there has been no established market for the shares of Common Stock. There can be no assurance that an established public market will develop for such securities upon completion of this offering or whether substantial trading actively will occur for several years, if at all. See "RISK FACTORS."

                                  RISK FACTORS


         Certain statements contained or incorporated by reference in this Prospectus, such as statements relating to financial results, plans for future business development activities, capital spending or financing sources, capital structure and the effects of regulation and competition are prospective in nature. Such statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties set forth in this Prospectus, and particularly in this "Risk Factors" Section, as well as risks and uncertainties detailed from time to time in the Company's filings with the U.S. Securities and Exchange Commission (the "SEC").


INTENSE COMPETITION

         The Bank is a full service commercial bank in Thomson, McDuffie County, Georgia. Competition among financial institutions in the Bank's market area, as well as the market area in which the Bank intends to expand, is intense. Further, the Bank competes with other state and national banks, savings and loan associations, consumer financial companies, credit unions, money market mutual funds, and other financial institutions which have far greater financial resources than those available to the Bank. The Bank's size may impact its ability to compete effectively with larger institutions in offering other services. If the Bank is unable to compete for deposits effectively in its primary service area, such inability would likely have an adverse effect on the Bank's potential for growth and profitability.

NO ESTABLISHED PUBLIC MARKET

         Presently, there is no established public market for the Common Stock. There can be no assurance that an established public market will develop for such securities upon completion of this offering or whether substantial trading activity will occur for several years, if at all. As a result, investors who may need or wish to dispose of all or part of their investment in the Common Stock may not be able to do so except by private, direct negotiations with third parties. Furthermore, it is unlikely that an established public market will develop for such securities upon completion of this offering because the Company does not presently intend to seek to list the Common Stock on a national securities exchange or to qualify such Common Stock for inclusion on the Nasdaq Stock Market.

ABSENCE OF PREEMPTIVE RIGHTS

         No holder of the Common Stock has preemptive rights with respect to the issuance of shares of that or any other class of Common Stock, and no holder of the Common Stock is entitled to cumulative voting rights with respect to the election of directors. The authorized Common Stock consists of 9,000,000 shares, $.001 par value per share. The Company's directors could from time to time determine to issue additional shares of Common Stock in addition to the shares offered hereby and, in such event, the ownership interest of the subscribers in this offering would be diluted. See "DESCRIPTION OF CAPITAL STOCK."

UNPREDICTABLE ECONOMIC CONDITIONS

         Commercial banks and other financial institutions are affected by economic and political conditions, both domestic and international, and by governmental monetary policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders and other factors beyond the control of the Company may adversely affect its profitability.

GOVERNMENT REGULATION AND LEGISLATION

         The Company and the Bank operate in a highly regulated environment and are subject to supervision by several governmental regulatory agencies, including the Board of Governors of the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance. The Company and the Bank are vulnerable to future legislation and government policy, including bank deregulation and interstate expansion, which could severely affect the banking industry as a whole including the operations of the Company and the Bank. See "SUPERVISION AND REGULATION."

NO FIRM UNDERWRITING OF THIS OFFERING; ABILITY TO EXTEND OFFERING

         This offering is being made without the benefit of a "firm" underwriting. Sales will be solicited on a "best efforts" basis by certain directors and executive officers of the Company. Accordingly, there can be no assurance that any of the securities offered hereby will be sold or that the minimum offering amount will be obtained. The Company may extend the offering, without notice to subscribers, for three consecutive periods of 90 days.

DIVIDENDS

         Georgia law restricts the Company's payment of dividends if, after such payment, the Company would be unable to meet its obligations as they mature or the Company's liabilities would exceed its assets. The Company's ability to pay dividends is dependent upon the Bank's ability to provide funds to the Company through the payment of dividends. Pursuant to the Financial Institutions Code of Georgia, the Bank may pay dividends only when and if the Bank is not insolvent or when the payment of such dividends would not render the Bank insolvent or when the declaration or payment would not be contrary to any restrictions contained in the Bank's Articles of Incorporation. Dividends may also not be declared or paid at any time when the Bank does not have paid-in capital and appropriated retained earnings which, in combination, equal at least 20% of the Bank's capital stock and, further, dividends may not be paid by the Bank without the prior approval of the Georgia Department of Banking and Finance (the "Georgia Banking Department"), if the dividends are in excess of specified amounts fixed by the Georgia Banking Department. Therefore, future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. Prior to the reorganization of the Bank into a holding company structure, the Bank paid a cash dividend of $.10 per share on its common stock on April 2, 1996 to shareholders of record as of February 15, 1996. In addition, the Bank paid a special cash dividend of $.10 per share on its common stock on January 21, 1997 to shareholders of record as of January 8, 1997. The Bank paid another cash dividend of $.10 per share on its common stock on April 7, 1997 to shareholders of record as of March 12, 1997. Although the Company has never paid a cash dividend on its Common Stock, based upon the Bank's current earnings, capital requirements and financial condition, management anticipates that its dividend policy will be generally similar to the distribution of the Bank's dividends prior to the reorganization. See
"DIVIDEND POLICY."

ANTI-TAKEOVER PROVISIONS

         The Company's Articles of Incorporation contain provisions requiring supermajority shareholder approval to effect certain extraordinary corporate transactions which are not approved by the Company's Board of Directors. These provisions make it more difficult to effect a merger, sale of control, or other similar transaction involving the Company even though a majority of the Company's shareholders may vote in favor of such transaction. In addition, the Company's Articles of Incorporation authorize the issuance of up to 1,000,000 shares of preferred stock, issuable in series, the relative rights and preferences of which may be designated by the Company's Board of Directors. The effect of these provisions is to make it more difficult to effect a change in control of the Company through the acquisition of a large block of the Common Stock. See "DESCRIPTION OF CAPITAL STOCK."

DEPENDENCE ON SENIOR MANAGEMENT

         The success of the Company's and the Bank's operations is substantially dependent on the banking and management expertise of Patrick G. Blanchard, President and Chief Executive Officer of the Company and of Heyward Horton, Jr., President and Chief Executive Officer of the Bank. The death, disability or resignation of Mr. Blanchard or Mr. Horton may have a material adverse impact on the Company and its future operations. The Company presently does not have a "key man" insurance policy on either Mr.Blanchard or Mr. Horton. The Company has entered into employment agreements with Mr. Blanchard and Mr. Horton. See "MANAGEMENT - Employment Agreements."

                                   THE COMPANY

BACKGROUND

        The Company was incorporated at the direction of the Bank on January 31, 1997 for the purpose of acquiring 100% of the issued and outstanding capital stock of the Bank. The Bank, which is the only subsidiary of the Company, was chartered under the laws of the State of Georgia in 1988 as an independent, locally-owned, full service commercial bank with deposits insured by the Federal Deposit Insurance Corporation (the "FDIC"). The Bank opened for business in 1989 and presently has two offices in Thomson, McDuffie County, Georgia.

        The Bank quickly became profitable by earning its first net profit in the year ending December 31, 1990. However, during 1994, the Board of Directors of the Bank began addressing certain asset quality problems which had become apparent during the latter part of that year. Due primarily to these asset quality problems, the Bank recorded a loss of $508,000 for the year ending December 31, 1994. This loss, coupled with the resignation of the President and Chief Executive Officer of the Bank, lead the Board of Directors of the Bank in early 1995 to hire a new and experienced management team charged with correcting the Bank's poor operating performance and returning the Bank to profitability. Due to the Bank's poor performance, the Bank entered into a Memorandum of Understanding with the Georgia Department of Banking and Finance (the "Georgia Banking Department") and the FDIC in March 1995. During 1995, the Bank's new management team made significant progress in addressing the Bank's asset quality problems and returned the Bank to profitability by earning $154,000 for that year. In November 1996, the Memorandum of Understanding with the Georgia Banking Department and the FDIC was rescinded.

        The Bank's return to profitability, as well as the successful resolution of a number of the asset quality problems experienced during 1994 and 1995, allowed Bank management and the Board of Directors of the Bank during the first part of 1996 to focus their attention on long range goals and opportunities for the Bank. To assist it, the Board of Directors of the Bank retained the services of The Robinson-Humphrey Company, L.L.C., Atlanta, Georgia ("Robinson-Humphrey"), a well-known and highly regarded regional investment banking and brokerage firm. The Board of Directors of the Bank imposed no restrictions on the scope of Robinson-Humphrey's evaluation of strategic alternatives for the Bank. In April 1996, Robinson-Humphrey made a report to the Board of Directors of the Bank regarding its evaluation. After extensive discussions with management of the Bank, internal deliberations and after reviewing and considering the report of Robinson- Humphrey, the Board of Directors of the Bank concluded that it was unlikely that an effort to sell the Bank at that time would yield acceptable returns to shareholders. This conclusion was primarily due to the Bank's over-capitalization, its marginal profitability and the slow growth market in which it was operating. Accordingly, the Board of Directors of the Bank adopted strategies designed to generate growth, improve profitability and increase liquidity for the owners of the Bank's common stock. These strategies included, but were not limited to, (i) continuing to focus on increasing the earnings of the Bank and profitably growing its loan portfolio; (ii) reorganizing the Bank into a holding company structure; (iii) implementing a stock repurchase plan; (iv) increasing employee stock ownership by forming an employee stock option plan and (v) reviewing new markets for potential expansion either by de novo branching or by the acquisition of additional banks or branches. The strategies adopted by the Board of Directors of the Bank did not preclude the consideration of unsolicited offers to acquire the Bank.

        In August 1996, the Bank received an unsolicited offer from a bank holding company located in a different Georgia market from that of the Bank. The Board of Directors of the Bank once again retained the services of Robinson-Humphrey to assist it in evaluating this offer. The offer was received very soon after the Bank's major competitor in the McDuffie County market, Allied Bancshares, Inc. ("Allied"), announced that it had reached an agreement to be acquired by Regions Bank, Birmingham, Alabama ("Regions"). The Board of Directors of the Bank, relying upon Robinson-Humphrey's analysis and taking into account the possibility that the acquisition of Allied by Regions would accelerate the growth of the Bank and its profitability, rejected the offer.

FORMATION OF BANK HOLDING COMPANY

        In January 1997, the Board of Directors of the Bank, following up on its April 1996 strategic initiatives, began to move forward with the preparation and filing of the necessary regulatory applications to reorganize the Bank into a holding company structure. Shareholders of the Bank were scheduled to vote on the Bank's reorganization (the "Reorganization") at the Bank's Annual Meeting of Shareholders in April 1997 in order that the Reorganization could be consummated by early summer.

        On January 31, 1997, the Company was incorporated under the laws of the State of Georgia to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956, as amended, and to purchase 100% of the issued and outstanding capital stock of the Bank. The Company was organized at the direction of the Board of Directors of the Bank based on its belief that the Reorganization could substantially strengthen the Bank's competitive position. For example, under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, the Company is able to expand its operations outside the State of Georgia, if such expansion is deemed to be in the best interest of the Company. See "SUPERVISION AND REGULATION." On April 28, 1997, the shareholders of the Bank, at the Bank's Annual Meeting of Shareholders, duly approved and authorized the Reorganization and, after receipt of final regulatory approvals, the Reorganization was consummated on June 6, 1997.

EXPANSION INTO AUGUSTA AND COLUMBIA COUNTY, GEORGIA


         While Bank management and the Board of Directors of the Bank were pursuing the Reorganization, in late February 1997, the Bank was contacted by certain Augusta businessmen who were interested in chartering a new bank that would serve the markets of Augusta and Columbia County, Georgia. These Augusta businessmen posed the prospect of making the new bank a subsidiary of the Company. Further, they also offered to assist the Company in locating investors to purchase newly issued Common Stock to finance the expansion of the Company's banking operations. This group of Augusta businessmen ultimately included Ray Brown, Arthur J. Gay, Jr., J. Randal Hall, George H. Inman, John W. Lee, A. Montague Miller and Julian W. Osbon (collectively, the "Augusta Group"). Discussions with the Augusta Group continued until October 7, 1997, when an agreement (the "Agreement") was entered into whereby, subject to approval by the Company's shareholders and certain other conditions as detailed below, the Company has agreed to register certain shares of its Common Stock for sale to the public and to use the proceeds of such sale to expand the Bank, through the establishment of offices, into Augusta and Columbia County, Georgia. Pursuant to the Agreement, Patrick G. Blanchard has been appointed President and Chief Executive Officer of the Company. In addition, certain members or representatives of the Augusta Group have been appointed to the Board of Directors of the Company and the Board of Directors of the Bank. Although the offering will be conducted on a best-efforts basis and may be extended by the Company without notice to subscribers for up to three consecutive 90-day periods, or not later than February 14, 1999, if the minimum offering amount of $7,000,006 is not obtained by June 30, 1998, those directors appointed to the Board of Directors of the Company and the Board of Directors of the Bank will, pursuant to self-executing resignations, resign. See "MANAGEMENT -- Appointed Directors of the Company and the Bank." Further, subject to certain conditions and exceptions, the Agreement requires, that certain members of the Augusta Group purchase an amount of Common Stock in the offering having an aggregate value greater than or equal to $560,000. This purchase must be made no later than June 30, 1998. In June 1997, certain members of the Augusta Group, in anticipation of reaching a final agreement with the Company, purchased an aggregate of 51,058 shares of Common Stock from certain shareholders of the Company, which amounted to 8% of the then-outstanding shares of the Company's Common Stock. See "SECURITY OWNERSHIP OF MANAGEMENT, APPOINTED MANAGEMENT AND CERTAIN BENEFICIAL OWNERS." The June 1997 purchase will not be counted toward the requirement that certain members of the Augusta Group purchase an aggregate amount of Common Stock in the offering of at least $560,000.

        In preparation of the Company's and the Bank's expanded banking operations, on November 17, 1997, the Company changed its name from Pinnacle Bancshares, Inc. to Georgia-Carolina Bancshares, Inc. In addition, on January 23, 1998, the name of the Bank was changed from McDuffie Bank & Trust to First Bank of East Georgia. The mailing address of the Company is Post Office
Box 1560, Thomson, Georgia 30824 and its telephone number is 706-595-1600.

                         DETERMINATION OF OFFERING PRICE

General

        Because there has been no established public market for the shares of the Common Stock prior to this offering, pursuant to the Agreement, the Company retained Robinson-Humphrey to render to the Board of Directors of the Company an opinion that the price of the Common Stock to be sold in the offering is fair from a financial point of view to the current shareholders of the Company.

        Robinson-Humphrey's opinion is written solely to the existing shareholders of the Company. Robinson-Humphrey's opinion expressly does not constitute a recommendation to existing or prospective shareholders to purchase the equity securities of the Company in this offering or elsewhere.

        In arriving at its opinion, Robinson-Humphrey performed a variety of financial analyses reviewed and analyzed: (i) the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission in connection with the offering; (ii) the Company's publicly available documents; (iii) financial and operating information with respect to the business, operations and prospects of the Company furnished to Robinson-Humphrey by the Company; (iv) the recent trading history of the Common Stock, to the extent available, as supplied by management; (v) a comparison of the historical financial results and present financial condition of the Company with those of other companies which Robinson-Humphrey deemed relevant; and (vi) the Company's business plans with respect to its expansion into the Augusta and Columbia County, Georgia markets. In addition, Robinson-Humphrey had discussions with the management of the Company concerning its business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as Robinson-Humphrey deemed appropriate. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description.

        Robinson-Humphrey assumed and relied upon the accuracy and completeness of the financial and other information used by it in arriving at its opinion without independent verification. With respect to the financial forecasts/projections of the Company and its expansion plans, Robinson-Humphrey has assumed that such forecasts/projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at its opinion, Robinson-Humphrey has not conducted a physical inspection of the properties and facilities of the Company and has not made or obtained any evaluations or appraisals of the assets or the liabilities of the Company. In addition, Robinson-Humphrey has not been authorized to solicit, and it has not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Robinson-Humphrey's opinion is necessarily based upon market, economic and other conditions as they existed on, and can be evaluated as of, the date of this Prospectus.

Valuation Methodologies


        In connection with its opinion and presentation of that opinion to the Company's Board of Directors, Robinson-Humphrey performed several analyses with respect to the Company including: (i) a five year projection model with respect to the Company's current financial operations ("Standalone Operations"); (ii) a five year projection model with respect only to the Company's proposed expansion plans into the Augusta and Columbia County markets ("Proposed Expansion"); (iii) a dilution analysis; (iv) a contribution analysis; (v) an internal rate of return analysis; and (vi) a comparable company trading analysis.

        Projection Model of Standalone Operations: In performing this analysis, Robinson-Humphrey assisted the Company's management to estimate: (i) ending and average balance sheets, including various investment, loan, reserve for loan losses, property, plant, equipment, and non-earning asset categories, and (ii) income statements, including interest income, interest expenses, provision for loan losses, non-interest income and non-interest expense categories for the years ending 1997, 1998, 1999, 2000 and 2001.

        Projection Model of Proposed Expansion: In performing this analysis, Robinson-Humphrey assumed that the proceeds from the proposed offering were used to capitalize the Company's proposed expansion into the Augusta and Columbia County, Georgia markets. Robinson-Humphrey examined various scenarios under which the Company raised gross proceeds of $7,000,000 and $10,000,000 from the offering. Robinson-Humphrey assisted the Company's management in order to establish the estimated startup costs and timing of the proposed expansion into the Augusta and Columbia County, Georgia markets. Additionally, Robinson-Humphrey and the Company's management estimated: (i) ending and average balance sheets, including various investment, loan, reserve for loan losses, property, plant, equipment and non-earning asset categories, and (ii) income statements, including interest income, interest expense, provision for loan losses, non-interest income, and non-interest expense categories for the years ending 1997, 1998, 1999, 2000 and 2001.

        Dilution Analysis: Robinson-Humphrey combined the estimated net after tax earnings of the Standalone Operations and Proposed Expansion for the years 1997, 1998, 1999, 2000 and 2001. Robinson-Humphrey assumed that a $7,000,000 offering was completed at various per share prices. The resulting increases or decreases in estimated pro forma earnings per share, when compared to the Standalone Operations model for the years 1999, 2000 and 2001 were examined. It was determined for valuations of $13.00 per share or greater, that the Proposed Expansion would be dilutive to earnings per share in 1999 but then could add approximately $0.30 to earnings per share over and above earnings per share that had been estimated for the year ended December 31, 2000 and for subsequent periods, assuming management forecasts are reasonably accurate.

        Contribution Analysis: Robinson-Humphrey combined the balance sheet estimates for the Standalone Operations and the Proposed Expansion and examined, at September 30, 1997 and December 31, 1997, 1998, 1999, 2000 and 2001, the
relative contributions of the Standalone Operations and the Proposed Expansion. In particular, at September 30, 1997, $7,000,000 of new equity capital in the Company represented approximately 49% of book value on a pro forma basis. By the end of the second full calendar year of operations, December 31, 2000, according to management's projections and assuming $7,000,000 of new equity capital, the Proposed Expansion could represent approximately 73% of gross loans, 71% of total deposits, 68% of total assets, and 63% of net income on a pro forma basis. These relative contributions of management's estimations of equity, gross loans, total deposits, total assets and net income for the year ended December 31, 2000 and in the other periods were compared with the pro forma ownership of the Company's existing shareholders after the offering. At the offering price of $13.50 per share, and assuming a $7,000,000 offering, the existing shareholders would represent approximately 55% of the pro forma shares outstanding after the offering.

        Internal Rate of Return Analysis: Robinson-Humphrey examined from the Company's point of view the estimated internal rate of return to the Company of a theoretical investment of $7,000,000 to fund the Proposed Expansion. The analysis takes into account an initial investment in the Proposed Expansion (including start-up costs), estimated net income and estimated cash flow from the project. A terminal value was calculated by assuming that the Proposed Expansion could theoretically be sold at December 31, 2001 at various exist price to earnings ratios. The internal rate of return to the Company was calculated using the estimated cash flow and the estimated terminal value. Robinson-Humphrey performed a sensitivity analysis varying the exit price/earnings multiple from 8.00 times to 20.00 times December 31, 2001 earnings and assuming that the Proposed Expansion earned 50.00% to 150.00% of its estimated net income. At the mid point of this sensitivity analysis, assuming management's estimates are reasonably correct, this analysis yielded approximately a 40% internal rate of return (a 40% compound annual return to the Company) for the Proposed Expansion assuming a $7,000,000 offering. It should be noted that this internal rate of return analysis is the internal rate of return that the Company could potentially earn, assuming management's estimates are reasonably correct, from an investment in the Proposed Expansion and is specifically not a rate of return that can be expected to be earned by current or prospective shareholders.

        Comparable Company Trading Analysis: Robinson-Humphrey examined banks in the Southeast with total assets of less than $500 million and for which there was a publicly quoted market price. This group was comprised of 46 banks. These institutions traded at an average of 2.05 times book value, 2.09 times tangible book value, and 18.61 times last 12 months earnings per share. Furthermore, these institutions had an average equity/asset ratio of 10.23% and earned 1.22% on average assets and 12.52% on average equity for the most recently reported quarter. These trading multiples and operating ratios were compared to the estimated operating ratios of the Standalone Operations, the Proposed Expansion and for the pro forma combination of the Standalone Operations and the Proposed Expansion for the nine months ended September 30, 1997 and the years ending December 31, 1997, 1998, 1999, 2000 and 2001.

        Specifically, an offering price of $13.50 per share, assuming a $7,000,000 offering, represents approximately 1.19 times September 30, 1997 book value per share and approximately 1.10 times September 30, 1997 pro forma book value per share after the offering. An offering price of $13.50 per share, assuming a $7,000,000 offering, represents approximately 1.19 times September 30, 1997 tangible book value per share and approximately 1.10 times September 30, 1997 pro forma tangible book value per share after the offering. An offering price of $13.50 per share represents approximately 30.68 times last twelve months earnings per share as of September 30, 1997. The offering price as a multiple of book value per share and tangible book value is relatively low when compared with other comparable companies because the Company had an equity to asset ratio of approximately 18.89% at September 30, 1997 compared to 10.23% for the comparable companies. The offering price as a multiple of last twelve months earnings as of September 30, 1997 is significantly higher than other comparable companies reflecting the fact that the Company, at September 30, 1997, was not as profitable as the comparable companies. No company used in the comparable company trading analysis is identical to the Company. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgements, as well as other factors that affect the public trading value of the Company. It was therefore found that offering prices ranging from $13.00 to $14.50 per share compared favorably with this group.



        Based upon and subject to the foregoing, Robinson-Humphrey is of the opinion, as of the date of this Prospectus that, from a financial point of view, the issue price of the offering is fair to the existing shareholders of the Company.


Compensation of Robinson-Humphrey

        Robinson-Humphrey has acted as financial advisor to the Company in connection with the Company's plans to expand into the Augusta and Columbia County, Georgia markets and will receive a fee for its services, a portion of which is contingent upon the consummation of such expansion. Pursuant to an engagement letter dated December 18, 1997 between the Company and Robinson-Humphrey, the Company has agreed to pay Robinson-Humphrey $70,000 at the time it issues its fairness opinion and then 1.00% of any amounts raised in the offering over $7,000,000, payable at the consummation of the offering. In addition, the Company has agreed to indemnify Robinson-Humphrey for certain liabilities arising out of the rendering of its opinion.

        Robinson-Humphrey has performed various investment banking services for the Company in the past and received customary fees for such services. In the ordinary course of its business, Robinson-Humphrey has arranged trades in the equity securities of the Company for the accounts of its customers; however, Robinson-Humphrey does not make a market in the equity securities of the Company.

        As part of its investment banking business, Robinson-Humphrey is regularly engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate ant other purposes. The Company's Board of Directors retained Robinson-Humphrey based on its experience as a financial advisor to financial institutions.

                              TERMS OF THE OFFERING

GENERAL

        Subject to approval by the Company's shareholders and certain other conditions as detailed below, the Company is offering hereunder 518,519 shares of Common Stock for cash at a price of $13.50 per share. A minimum subscription of 100 shares is required for each subscription hereunder. No subscriber may subscribe to an amount of shares that would cause such subscriber's holdings of Common Stock to be greater than 5% of the outstanding Common Stock of the Company upon completion of the minimum offering. The purchase price of $13.50 per share shall be paid in full upon execution and delivery of a subscriber's subscription agreement. All subscriptions tendered by investors are subject to acceptance by the Board of Directors of the Company, and the Company reserves the absolute and unqualified right to reject or reduce any subscription for any reason prior to acceptance. Subscriptions which are rejected by the Company will be returned to the subscriber without interest. Investors whose subscription is reduced by the Company may withdraw their subscription within 10 days after being notified of such reduction by the Company. The Company reserves the right to cancel this offering at any time prior to the time the Company withdraws funds from the Subscription Escrow Account (as defined below), for any reason whatsoever.

CONDITIONS OF THE OFFERING


        This offering will expire at 5:00 p.m. Eastern Time, on May 20, 1998, (the "Expiration Date"), unless such date is extended by the Company. The Expiration Date may be extended by the Company without notice to subscribers for up to three consecutive 90-day periods, or not later than February 14, 1999. The offering is expressly conditioned upon fulfillment of the following conditions (the "Offering Conditions") on or prior to the Expiration Date, as extended. The Offering Conditions, which may not be waived, are as follows:


        (a) The Company shall have received approval from its shareholders of the offering at a special meeting of shareholders of the Company called for such purpose. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the special meeting at which a quorum is present is required for approval of the offering.

        (b) Not less than $7,000,006 shall have been deposited with the Escrow Agent (as defined below) in the Subscription Escrow Account; and

        (c) The Company shall not have canceled this offering prior to the time funds are withdrawn from the Subscription Escrow Account.


        All required regulatory approvals are expected to be completed by February, 1998. Any regulatory approvals received should not be taken as an endorsement or recommendation of this offering. Moreover, any regulatory approval received will reflect only the conclusion that the transaction does not contravene applicable competitive standards imposed by law and that the transaction is consistent with regulatory policies relating to safety and soundness.

ESCROW OF SUBSCRIPTION FUNDS

        Until the Offering Conditions have been met, all subscription funds and documents tendered by investors will be placed in an escrow account (the "Subscription Escrow Account") with The Bankers Bank, Atlanta, Georgia (the "Escrow Agent"). Pursuant to the terms of the Escrow Agreement, the form of which is attached to this Prospectus as Appendix"A," if all of the Offering Conditions are met, the Company may certify such fact to the Escrow Agent and the Escrow Agent will release all subscription funds, and any profits thereon, to the Company. Subscription funds are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        Pending disposition of the Subscription Escrow Account under the Escrow Agreement, the Escrow Agent is authorized, upon instructions to be given by David W. Joesbury, Sr., Chairman of the Company, to invest subscription funds in direct obligations of the United States Government, in short-term insured certificates of deposit, in short-term federal funds, and/or in money market management trusts for short-term obligations of the United States Government, with maturities not to exceed 90 days. The Company will invest the subscription funds in a similar manner after breaking escrow and prior to the time that the Company expands its banking operations. See "USE OF PROCEEDS."

        In the event the Offering Conditions are not met by the Expiration Date, as extended, the Escrow Agent shall promptly return to the subscribers their subscription funds, together with their allocated share of profits, if any, earned on the investment of the Subscription Escrow Account. Each subscriber's proportionate share of Subscription Escrow Account earnings shall be that fraction (i)the numerator of which is the dollar amount of such subscriber's tendered subscription multiplied by the number of days between the date of acceptance of the investor's subscription and the date of the offering termination, inclusive (the subscriber's "Time Subscription Factor"), and
(ii)the denominator of which is the aggregate Time Subscription Factors of all investors depositing subscription funds in the Subscription Escrow Account.

        NO ASSURANCE CAN BE GIVEN THAT SUBSCRIPTION FUNDS CAN OR WILL BE INVESTED AT THE HIGHEST RATE OF RETURN AVAILABLE OR THAT ANY PROFITS WILL BE REALIZED FROM THE INVESTMENT OF SUBSCRIPTION FUNDS.

        If all Offering Conditions are satisfied, and the Company withdraws the subscription funds from the Subscription Escrow Account, all profits and earnings on such account shall belong to the Company.

        The Bankers Bank, Atlanta, Georgia, by accepting appointment as Escrow Agent under the Escrow Agreement, in no way endorses the purchase of the Company's securities by any person.

PURCHASES BY APPOINTED DIRECTORS

        Pursuant to the Agreement, seven additional members or representatives of the Augusta Group have been appointed to the Board of Directors of the Company and eight additional members or representatives have been appointed to the Board of Directors of the Bank (collectively, the "Appointed Directors"). The Appointed Directors of the Company and the Bank are currently serving in their respective positions and are named in the "MANAGEMENT -- Directors, Appointed Directors and Executive Officers of the Company and the Bank" Section of this Prospectus. The Appointed Directors have indicated that they will subscribe, in the aggregate, for a minimum of 82,222 shares in this offering. See "SECURITY OWNERSHIP OF MANAGEMENT, APPOINTED MANAGEMENT AND CERTAIN BENEFICIAL OWNERS." Further, certain members of the Augusta Group, pursuant to the Agreement and subject to certain conditions designed to ensure that no individual member purchases an amount of shares that would result in such person owning more than 5% of the outstanding Common Stock of the Company upon completion of this offering, shall subscribe for not less than 3,704 shares. Any purchases of shares by the Appointed Directors or members of the Augusta Group will be subject to affiliate resale limitations of the Securities Act of 1933, as amended (the "Securities Act"), and will be made on the same terms as those made by other investors. Further, the Appointed Directors and the members of the Augusta Group who may make any purchases in the offering have represented to the Company that any such purchases will be made for investment purposes only and not with a view to resell such shares.

OTHER TERMS AND CONDITIONS/HOW TO SUBSCRIBE

        The Company may cancel this offering for any reason at any time prior to the release of subscription funds from the Subscription Escrow Account, and accepted subscriptions are subject to cancellation in the event that the Company elects to cancel the offering in its entirety.

        Shares of the Common Stock will be marketed on a best-efforts basis exclusively through certain directors and executive officers of the Company, none of whom will receive any commissions or other form of remuneration based on the sale of the shares. In the event that the Offering Conditions have not been satisfied by the Expiration Date, this offering will be terminated and subscription funds promptly returned to the subscribers, together with their allocated share of profits, if any, earned on the investment of the Subscription Escrow Account as described above. See "-Escrow of Subscription Funds."

        As soon as practicable, but no more than 10 business days after receipt of a subscription, the Company will accept or reject such subscription. Subscriptions not rejected by the Company within this 10 day period shall be deemed accepted. Once a subscription is accepted by the Company, it cannot be withdrawn by the subscriber. Payment from any subscriber for shares in excess of the number of shares allocated to such subscriber will be refunded by mail, without interest, within 10 days of the date of rejection.

        Certificates representing shares of Common Stock, duly authorized and fully paid, will be issued as soon as practicable after subscription funds are released to the Company from the Subscription Escrow Account.

        Subscriptions to purchase shares of Common Stock can be made by completing the Subscription Agreement attached to this Prospectus and delivering the same to the Company at P.O. Box 1560, Thomson, Georgia 30824 or mailing the same in the enclosed self-addressed, stamped envelope. Full payment of the purchase price must accompany the subscription. Failure to pay the full subscription price shall entitle the Company to disregard the subscription. No Subscription Agreement is binding until accepted by the

Company, which may, in its sole discretion, refuse to accept any subscription for shares, in whole or in part, for any reason whatsoever. After a subscription is accepted and proper payment received, the Company shall not cancel such subscription unless all accepted subscriptions are canceled. Unless otherwise agreed by the Company, all subscription amounts must be paid in United States currency by check, bank draft or money order payable to "The Bankers Bank, Escrow Agent for Georgia-Carolina Bancshares, Inc." A subscription will be accepted in writing by the Company in the Form of Acceptance attached to this Prospectus.

                                 USE OF PROCEEDS

        The gross proceeds from the sale of shares of Common Stock offered by the Company are estimated to be $7,000,006, assuming the sale of 518,519 shares. However, if 518,519 shares are not sold prior to the Expiration Date as defined herein, then the offering will terminate and all funds received from subscribers will be promptly refunded. See "TERMS OF THE OFFERING." The net proceeds of this offering will be used by the Company primarily to expand the Company's and the Bank's banking operations, through the establishment of offices, into Augusta and Columbia County, Georgia.

        A portion of the net proceeds of this offering in excess of the minimum may be retained by the Company for the purpose of funding any required additions to the capital of the Bank. Since the Bank is regulated with respect to the ratio that its total assets may bear to its total capital, if the Bank experiences greater growth than anticipated, it may require the infusion of additional capital to support that growth. Management of the Company anticipates, however, that the Bank currently has sufficient capital to support the Bank's immediate capital needs and will seek, if necessary, long- and short-term debt financing to support any additional needs. Management, however, can give no assurance that such financing, if needed, will be available or if available will be on terms acceptable to management.

        Proceeds from this offering will be applied as follows:

                                                                         Proceeds              Proceeds
                                                                       Assuming Sale         Assuming Sale
                                                                        of 518,519            of 740,741
                                                                           Shares                Shares
                                                                       -------------         -------------

                  Expansion and operating of the Bank..............     $   6,855,556          $   6,855,556
                  Expenses of offering.............................           144,450                144,450
                  Working capital and funds available
                    for other corporate purposes (1)...............                --              2,999,998
                                                                        -------------          -------------
                                                                        $   7,000,006          $  10,000,004
                                                                        =============          =============

--------------------

(1) Amounts indicated do not include interest earned on investment of net proceeds from this offering during the Company's escrow period.

        The following is a schedule of estimated expansion and operating expenditures of the Bank to be made by the Company out of the proceeds from the sale of the Common Stock.

        Pre-opening expenses of two Bank offices (includes
           salaries).............................................................   $  132,100*

        Purchases of land, construction and
           improvements of facilities(1).........................................    1,700,000*

        Bank office premises - net occupancy expense(2)..........................      131,800+
        Salaries and benefits(3).................................................      503,400+

        General and administrative expense, comprised primarily of data processing, marketing and advertising, telephone
           and casualty and deposit insurance(4).................................      101,800+

        Furniture, fixtures and equipment(5).....................................      303,000*

        Working capital..........................................................    3,983,456
                                                                                    ----------
                                                                                    $6,855,556

---------------

* Represents expenses which will be incurred prior to commencement of operations of the Bank's two proposed offices.

+ Represents operating expenses of the Bank's two proposed offices which will be incurred during the first 12 months of operations.

(1) Cost for construction and improvements of individual office sites is based on management's previous banking experience. The cost of the construction and improvements including site work, paving, and landscaping are expected to be approximately $900,000. The Bank's proposed offices will be owned by the Bank and constructed on land owned by the Bank. See "BUSINESS OF THE BANK - PREMISES."

(2) Salaries and benefits are based on management's estimates of the number and types of employees which will be required during the first 12 months of operation of the Bank's two proposed offices. It is presently anticipated that the two proposed offices will initially employ 11 persons on a full-time basis.

(3) These expenses are based on the experiences of similar size banks in Georgia and on management's previous banking experience.

(4) Furniture and equipment cost is based on the Bank's estimates and upon information from suppliers of bank equipment of the costs required to furnish and equip the Bank's two proposed branches for the expected level of operations.

        The above described expenses are estimates only and assume the Bank's two proposed offices will commence operations in June, 1998, or as soon thereafter as practicable. Actual expenses may exceed these amounts. A portion of these expenses will be offset by revenues generated by the proposed offices during their first year of operation.

                                 DIVIDEND POLICY

        Prior to the Reorganization, the Bank paid a cash dividend of $.10 per share on its common stock on April 2, 1996 to shareholders of record as of February 15, 1996. In addition, the Bank paid a special cash dividend of $.10 per share on its common stock on January21, 1997 to shareholders of record as of January8, 1997. The Bank paid another cash dividend of $.10 per share on its common stock on April7, 1997 to shareholders of record as of March 12, 1997. Although the Company has never paid a cash dividend on its Common Stock, management anticipates that its dividend policy will be generally similar to the distribution of the Bank's dividends prior to the Reorganization.

        Any dividends paid by the Company will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Company Board. Pursuant to the Financial Institutions Code of Georgia, the Bank may pay dividends only when and if the Bank is not insolvent or when the payment of such dividends would not render the Bank insolvent or when the declaration or payment would not be contrary to any restrictions contained in the Bank's Articles of Incorporation. Dividends may also not be declared or paid at any time when the Bank does not have paid-in capital and appropriated retained earnings which, in combination, equal at least 20% of the Bank's capital stock and, further, dividends may not be paid by the Bank without the prior approval of the Georgia Banking Department, if the dividends are in excess of specified amounts fixed by the Georgia Banking Department.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

        The following discussion of the Company's and the Bank's financial condition and results of operations should be read in conjunction with the Company's and the Bank's financial statements, related notes and statistical information included elsewhere herein. The following discussions relate to (i) the Company's financial condition and (ii) the Bank's financial condition.

THE COMPANY

        As of September 30, 1997, the Company had funded its start-up and organizational costs through $17,500 in advances obtained through a line of credit from The Bankers Bank, Atlanta, Georgia as well as a $35,000 dividend from the Bank. Total organizational expenses as of September 30, 1997 amounted to approximately $51,600. These expenses include legal and accounting fees ($48,100) and regulatory fees ($3,500).

        The plan of operations for the Company and the Bank is described elsewhere in this Prospectus. See "THE COMPANY" and "BUSINESS OF THE BANK."

THE BANK

RESULTS OF OPERATIONS

        Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

        Net income for the nine month period ended September 30, 1997 amounted to $247,000 or $.39 per share. These results equal the Bank's September 30, 1996 net income of $247,000 or $.39 per share. The major components of the Bank's net income for the nine month period ended September 30, 1997 are discussed below.

        (a) Net interest income, which represents the difference between interest received on interest earning assets and interest paid on interest bearing liabilities, has increased from $1,254,000 for the nine month period ended September 30, 1996 to $1,292,000 for the same period one year later. In addition, the net interest margin, which represents the net interest income divided by average earning assets, increased from 4.63% for the nine month period ended September30, 1996 to 5.12% for the nine month period ended September 30, 1997.

        (b) Non-interest income for the nine month periods ended September 30, 1997 and 1996 amounted to $197,000 and $217,000, respectively. The majority of the decline in 1997 as compared to 1996 can be attributed to a decrease in the volume of returned checks. Non-interest expense for the nine month periods ended September 30, 1997 and 1996 amounted to $1,124,000 and $1,062,000, respectively. This increase in non-interest expense from 1996 to 1997 can be attributed to increases in salaries and employee benefits as a result of the hiring of additional personnel and increases in repair and maintenance costs as well as increases in depreciation estimates.

        The allowance for loan losses at September30, 1997 was $857,000 as compared to $941,000 at September30, 1996. The allowance for loan losses, as a percentage of gross loans, increased from 4.3% at December 31, 1996 to 4.6% at September30, 1997. Management considers the allowance for loan losses to be adequate to absorb possible future losses. There can be no assurance, however, that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions to the allowance will not be required.

        The Bank is not aware of any current recommendation by any regulatory authorities which, if implemented, would have a material effect on the Bank's liquidity, capital resources or results of operations.

        Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

        For year ending December31, 1996 assets declined but earnings improved. Total assets decreased by 10.4% from $42,450,000 in 1995 to $38,027,000 in 1996.
This decrease is exaggerated, however, because of a significant temporary increase in public funds balances at year-end 1995. It should be noted that average total assets decreased by only $987,000, from $39,945,000 in 1995 to $38,958,000 in 1996. Net loans actually increased very slightly, from $19,942,000 in 1995, to $20,116,000 in 1996 due to a reduction in loan loss reserves from $1,142,000 to $889,000 for the same period. The reduction in the loan loss reserve was due primarily to a significantly reduced loan loss provision for 1996 of $56,000 compared to $240,000 in 1995. Net charge-offs for 1996 were $309,000 compared to $547,000 in 1995, a decrease of $238,000, or 43%.
In spite of this reduction in the reserve balance, the Bank continued to maintain a loan loss reserve ratio of 4.23% to total loans.

        Deposits decreased for the same period by $4,655,000 or 13.2%, from $35,320,000 in 1995 to $30,655,000 in 1996. The majority of the decrease was attributable to a reduction in public funds, which changed by $3,522,000, from $4,011,000 in 1995 to $489,000 in 1996. The Bank's investment portfolio increased $1,607,000, or 14.6%, from $10,989,000 in 1995 to $12,596,000 in 1996.
This increase, however, was off-set by a decrease in federal funds sold from $5,950,000 in 1995 to $1,420,000 in 1996.

        A further softening of loan demand is reflected in the Bank's loan to deposit ratio of 68.8% for 1996, compared to 70.7% in 1995 which contributed to a decrease in net interest income of $115,000 from 1995 to 1996. However, this decrease was more than compensated for by the $184,000 reduction in the Bank's loan loss provision. While non-interest income was the same for both periods, non-interest expense decreased by $130,000 from $1,577,000 for 1995 to $1,447,000 for 1996. This decrease was the result of a reduction in personnel expenses and other overhead expenses. Consequently, net income increased $171,000, or 111%, from $154,000 in 1995 to $325,000 in 1996.

        In February 1995, the Bank was informed by the Georgia Banking Department and the FDIC that its operations were unsatisfactory in certain respects in that the Bank was experiencing weak credit administration and lending practices, inadequate allocation for loan losses and high classified assets coupled with poor earnings. Consequently, on March 10, 1995, the Bank entered into a Memorandum of Understanding with the Georgia Banking Department and the FDIC. To correct these problems, the Board of Directors of the Bank hired a new and experienced management team charged with correcting the Bank's poor operating performance and returning the Bank to profitability. During 1995, the Bank's new management team made significant progress in addressing the Bank's asset quality problems and returned the Bank to profitability that year. As a result, on November19, 1996, the Memorandum of Understanding with the Georgia Banking Department and the FDIC was rescinded.

      Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

        As the Bank corrected a number of loan quality problems that had developed in 1994, the year ending December 31, 1995 was a year of recovery. Interest income increased slightly from $3,185,000 in 1994 to $3,195,000 in 1995, however, interest expense increased 20.9%, from $1,167,000 to $1,411,000. As interest rates increased during the first quarter of 1995, there was a substantial shift from savings accounts to higher yielding certificates of deposits. Additionally, soft loan demand caused the average loan-to-deposit ratio to decline from a ratio of 74.61% in 1994 to 70.73% in 1995. As a consequence, the Bank's net interest margin decreased from 5.24% to 4.80%.

        Non-interest income was down 15.8%, largely due to reduced loan fees, while non-interest expense was up 10.4% due in part to additional costs associated with loan collection efforts, other real estate owned, and some extraordinary items. In 1994, a non-refundable deposit in the amount of $10,000 was made for a possible branch site. When this additional branch did not materialize, the deposit was expended during the first quarter of 1995. During the third quarter of 1995, management elected to sell a $1,000,000 government bond which had certain undesirable features. The sale of the bond resulted in a loss of $31,595. Although significant, this action resulted in a lost yield of only 3.2% and greatly enhanced the quality and long term yield of the overall investment portfolio.

        The loan loss provision for 1995 was $240,000 compared to $1,727,000 for 1994, resulting in a net profit of $154,000 for 1995 compared to a loss of $508,000 for 1994. The resulting loan-loss-reserve balance of $1,210,000 for 1995 was 5.7% of outstanding loans, which equaled the 1994 ratio.

LIQUIDITY AND INTEREST RATE SENSITIVITY

        In order to insure that a bank is capable of meeting depositors' demands for funds, a bank must maintain adequate liquidity. Liquid assets consisting primarily of cash and deposits due from other banks, federal funds sold and investment securities maturing within one year provide the source of such funds. Insufficient liquidity may force a bank to engage in emergency measures to secure necessary funding. Because such measures may be quite costly, earnings will also suffer if excess liquidity is maintained. The Bank monitors its liquidity on a monthly basis and seeks to maintain it at an optimal level.

        As of September 30, 1997, the Bank's liquidity ratio was 56.0% as compared to 42.0% for September30, 1996. As of year-end 1996, the Bank's liquidity ratio was 46.43% as compared to 44.05% at year-end 1995. In addition to the liquid assets described above, the Bank has a reserve funding source in the form of federal funds lines of credit with The Bankers Bank, Atlanta, Georgia and SunTrust Bank, Atlanta, Georgia. Management is not aware of any demands, commitments or uncertainties which could materially affect the Bank's liquidity position. However, should an unforeseen demand for funds arise, the Bank held readily marketable investment securities on December31, 1996, with a market value of $12.5 million in its available-for-sale portfolio which were already carried at fair market value which provide an additional source of liquidity.

        Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rates. The rate sensitive position, or "gap," is the difference between rate sensitive assets and rate sensitive liabilities in a given time horizon. The general objective of gap management is to actively manage rate sensitive assets and liabilities so as to reduce the impact of interest rate fluctuations on the net interest margin. However, since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of interest rate sensitivity. Management generally attempts to maintain a balance between interest rate sensitive assets and liabilities as the exposure period is lengthened to minimize the Bank's overall interest rate risks. Accordingly, the asset mix of the balance sheet is continually evaluated using general variables including: yield, credit quality, appropriate funding sources and liquidity. At September 30, 1997, the Bank was slightly liability sensitive through six months, and through one year as well. As it appears that interest rates may be more likely to fall than to rise, the Bank will be in a position to increase the net interest margin slightly. See "BUSINESS OF THE BANK - Loan Portfolio - Maturities and Sensitivities of Loans to Changes in Interest Rates."

CAPITAL ADEQUACY

        There are currently two primary measures of capital adequacy for banks:
(i) risk-based capital guidelines and (ii) the leverage ratio. See "SUPERVISION AND REGULATION." As of September 30, 1997, the Bank's risk-based capital ratio was 33% and its leverage ratio was 19%. These ratios are well above the minimum standards and indicate that the Bank's equity position is sound.

                             AVERAGE BALANCE SHEETS
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                                                 NINE MONTHS ENDED SEPTEMBER 30,
                                          ---------------------------------------------------------------------------------
                                                           1997                                       1996
                                          -------------------------------------      --------------------------------------

                                           AVERAGE        INCOME/    YIELDS           AVERAGE      INCOME/       YIELDS/
                                           BALANCES       EXPENSE    / COSTS          BALANCES     EXPENSE       COSTS
ASSETS

INTEREST-EARNING ASSETS

     Loans, net of unearned income            $ 20,306    $ 1,513     7.45%            $ 22,593     $1,632         7.22%
     Investment securities                      11,654        571     4.90%              11,927        574         4.81%
     Interest bearing deposits in banks            281          9     3.20%                 485         15         3.09%
     Federal funds sold                          3,346         96     2.87%               1,273         76         5.97%
                                              --------    -------                      --------     ------
 TOTAL INTEREST EARNING ASSETS                $ 35,587    $ 2,189     6.15%            $ 36,278     $2,297         6.33%
                                              --------    -------                      --------     ------
 NON-INTEREST EARNING ASSETS

     Cash and due from banks                  $  1,226                                 $  1,923
     Reserve for loan losses                    (1,024)                                  (1,059)
     Bank premises and fixed assets              1,470                                    1,539
     Accrued interest receivable                   343                                      366
     Other assets                                  917                                      932
                                              --------                                 --------
 TOTAL ASSETS                                 $ 38,519                                 $ 39,979

 LIABILITIES AND STOCKHOLDERS
   EQUITY

 INTEREST-BEARING DEPOSITS

     NOW accounts                             $  4,461    $    69     1.55%            $  4,215     $   85         2.02%
     Savings                                     1,804         35     1.94%               2,044         36         1.76%
     Money Market Accounts                       2,495         61     2.44%               2,297         45         1.96%
     Other time                                 19,075        730     3.83%              21,225        877         4.13%
                                              --------    -------                      --------     ------
 TOTAL INTEREST-BEARING DEPOSITS              $ 27,835    $   895     3.22%            $ 29,781     $1,043         3.50%

 OTHER INTEREST-BEARING
   LIABILITIES

 Funds purchased                                     5          2    40.00                  155         --           --%
                                              --------    -------    -----             --------     ------   ----------

 TOTAL INTEREST-BEARING LIABILITIES           $ 27,840        897     3.22             $ 29,936     $1,043         3.48%

 NON-INTEREST-BEARING
   LIABILITIES AND STOCKHOLDERS
   EQUITY

     Demand deposits                          $  3,313                                 $  2,939
     Other liabilities                             289                                      189
     Stockholders' equity                        7,077                                    6,915
                                              --------                                 --------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $ 38,519                                 $ 39,979

     Interest rate spread                                             2.93%                                        2.85%
     Net interest income                                  $ 1,292                                   $1,254
     Net interest margin                                              3.63%                                        3.46%
     Average interest-earning assets to
      average total assets                                           92.39%                                       90.71%
     Average loans to average deposits                               65.19%                                       69.05%


                             AVERAGE BALANCE SHEETS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                    YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------------------------------------------
                                                         1996                                         1995
                                        -------------------------------------     -----------------------------------------
                                         AVERAGE        INCOME/      YIELDS             AVERAGE        INCOME/       YIELDS/
                                         BALANCES       EXPENSE      / COSTS            BALANCES       EXPENSE       COSTS
ASSETS

INTEREST-EARNING ASSETS

    Loans, net of unearned income           $21,841       $ 2,178      9.97%             $23,270      $ 2,351        10.10%
    Investment securities                    12,088           772      6.39%              10,987          672         6.12%
    Interest bearing deposits in banks          363            16      4.40%                 374           26         6.95%
    Federal funds sold                        1,611            87      5.40%               2,546          145         5.70%
                                            -------       -------                        -------      -------
TOTAL INTEREST EARNING ASSETS               $35,903       $ 3,053      8.50%             $37,177      $ 3,194         8.59%
                                            -------       -------                        -------      -------
NON-INTEREST EARNING ASSETS

    Cash and due from banks                 $ 1,319                                      $ 1,117
    Reserve for loan losses                  (1,165)                                      (1,148)
    Bank premises and fixed assets            1,501                                        1,585
    Accrued interest receivable                 377                                          352
    Other assets                              1,023                                          862
                                            -------                                      -------
TOTAL ASSETS                                $38,958                                      $39,945

LIABILITIES AND STOCKHOLDERS
  EQUITY

INTEREST-BEARING DEPOSITS

    NOW accounts                            $ 4,146       $   105      2.53%             $ 5,152      $   140         2.72%
    Savings                                   1,920            48      2.50%               2,127           59         2.77%
    Money Market Accounts                     2,270            59      2.60%               2,615           84         3.21%
    Other time                               20,569         1,172      5.70%              20,289        1,125         5.54%
                                            -------       -------                        -------      -------
TOTAL INTEREST-BEARING DEPOSITS             $28,905       $ 1,384      4.79%             $30,183      $ 1,408         4.66%

OTHER INTEREST-BEARING
  LIABILITIES

Funds purchased                                   9             1     11.70                   39            3         7.69%
                                            -------       -------     -----              -------      -------        -----

TOTAL INTEREST-BEARING LIABILITIES          $28,914         1,385      4.79              $30,222      $ 1,411         4.67%

NON-INTEREST-BEARING
  LIABILITIES AND STOCKHOLDERS
  EQUITY

    Demand deposits                         $ 2,840                                      $ 2,717
    Other liabilities                           243                                          126
    Stockholders' equity                      6,961                                        6,880
                                            -------                                      -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $38,958                                      $39,945

    Interest rate spread                                               3.71%                                          3.92%
    Net interest income                                   $ 1,668                                     $ 1,783
    Net interest margin                                                4.65%                                          4.80%
    Average interest-earning assets to
     average total assets                                             92.16%                                         93.07%
    Average loans to average deposits                                 68.80%                                         70.73%

                             BUSINESS OF THE COMPANY

GENERAL

        In connection with the Reorganization, the Company was incorporated by the Bank under the laws of the State of Georgia on January 31, 1997 for the purpose of purchasing 100% of the outstanding capital stock of the Bank. The Company was organized as a mechanism to enhance the Bank's ability to serve its future customers' requirements for financial services. The holding company structure provides flexibility for expansion of the Company's banking business through acquisition of other financial institutions and provision of additional banking-related services which the traditional commercial bank may not provide under present laws. For example, banking regulations require that the Bank maintain a minimum ratio of capital to assets. In the event that the Bank's growth is such that this minimum ratio is not maintained, the Company may borrow funds, subject to the capital adequacy guidelines of the Federal Reserve Board, and contribute them to the capital of the Bank and otherwise raise capital in a manner which is unavailable to the Bank under existing banking regulations. See "THE COMPANY - Formation of Bank Holding Company."

PREMISES

        The Company and the Bank share a main office located at 110 East Hill Street in Thomson, Georgia. The property consists of a two-story building with approximately 6,000 square feet of usable space on the first floor and approximately 2,800 square feet of unfinished space on the second floor designated for future expansion. The building is constructed on 3.4 acres of land owned by the Bank. See "BUSINESS OF THE BANK-Premises."

                              BUSINESS OF THE BANK

GENERAL

        The Bank commenced operations in January 1989 as an independent, locally-owned commercial bank which conducts business in McDuffie County, Georgia, with deposits insured by the FDIC. In May 1991, the Bank opened an additional office in McDuffie County, Georgia. See "BUSINESS OF THE COMPANY-Premises." The Bank operates as a locally-owned bank that targets the banking needs of individuals and small to medium sized businesses in the McDuffie County area by emphasizing personal service.

        The Bank offers a full range of deposit and lending services and is a member of an electronic banking network, which enables its customers to use the automated teller machines of other financial institutions. In addition, the Bank offers commercial and business credit services, as well as various consumer credit services, including home mortgage loans, automobile loans, lines of credit, home equity loans, home improvement loans and credit card accounts.

        In February 1995, the Bank was informed by the Georgia Banking Department and the FDIC that its operations were unsatisfactory in certain respects in that the Bank was experiencing weak credit administration and lending practices, inadequate allocation for loan losses and high classified assets coupled with poor earnings. Consequently, on March 10, 1995, the Bank entered into a Memorandum of Understanding with the Georgia Banking Department and the FDIC. To correct these problems, the Board of Directors of the Bank hired a new and experienced management team charged with correcting the Bank's poor operating performance and returning the Bank to profitability. During 1995, the Bank's new management team made significant progress in addressing the Bank's asset quality problems and returned the Bank to profitability that year. As a result, on November 19, 1996, the Memorandum of Understanding with the Georgia Banking Department and the FDIC was rescinded.

PREMISES

        The main office of the Bank is located at 110 East Hill Street in Thomson, Georgia. The property consists of a two-story building with approximately 6,000 square feet of usable space on the first floor and approximately 2,800 square feet of unfinished space on the second floor designated for future expansion. The building is constructed on 3.4 acres of land owned by the Bank. In addition, the Bank has a branch office, which is located at 1043 Washington Road, in Thomson, Georgia. The branch office is approximately two miles north of the Bank's main office, and is approximately 2,600 square feet in size and is located on 1.25 acres of land.


        With respect to the Bank's proposed office in Augusta, Georgia, the Company has entered into a contract to purchase .78 acres of land. The proposed address for this site is 2805 Wrightsboro Rd., in Augusta, Georgia. The Company expects to purchase property in Columbia County, Georgia in the near future.
The proposed offices will be relatively similar to the Bank's current branch office located on Washington Road.


MARKET AREA AND COMPETITION

        The primary service area (the "PSA") of the Bank is currently McDuffie County and the community of Thomson, Georgia which is approximately 30 miles west of Augusta, Georgia. The Bank encounters competition in its PSA and in surrounding areas from three other commercial banks. These competitors offer a full range of banking services and vigorously compete for all types of services, especially deposits. In addition, in certain aspects of its banking business, the Bank also competes with credit unions, small loan companies, consumer finance companies, brokerage houses, insurance companies, money market funds, and other financial institutions which have recently been invading traditional banking markets. The competition between these types of financial institutions and commercial banks has increased significantly within the past few years as a result of federal and state legislation which has, in several respects, deregulated financial institutions. The full impact of this legislation and subsequent laws that will continue to deregulate the financial services industry even further cannot be fully assessed or predicted.

        The market area of the Bank's two proposed offices includes Augusta and Columbia County, Georgia. This geographic area represents a diverse segment of established and new residential neighborhoods, both small and large commercial and retail businesses, and headquarter locations of major companies. Further, these new markets represent some of the fastest growing counties in the State of Georgia in terms of population and commercial business growth. The economies of the Augusta and Columbia County, Georgia area are strong and stable and are driven by a diversified assemblage of manufacturers, including heavy and light industry, a growing service sector, a university-supported health care community, as well as sports and recreation enterprises. In addition, Augusta was listed on the top 10 list of the best southern cities for business by Entrepreneur Magazine and as the best place to live in the State of Georgia (outside of Atlanta) by Macmillan's Places Rated Almanac.

RATE/VOLUME ANALYSIS OF NET INTEREST INCOME

        The following presentation illustrates the effect of changes in the Bank's average balances and rates on the Bank's interest income, interest expense and net interest income for the years therein indicated.

                          RATE/VOLUME VARIANCE ANALYSIS
                          (Dollar amount in thousands)

                                                                 Year Ended December 31,
                                             -------------------------------------------------------------
                                                  1996 vs. 1995                       1995 vs. 1994
                                                 Increase (Decrease)              Increase (Decrease)
                                                 -------------------              -------------------
                                                       Due to                            Due to
                                             ---------------------------        --------------------------
                                             Volume     Rate       Total        Volume     Rate      Total
                                             ------     ----       -----        ------     ----      -----
Interest income:
         Investment securities               $   9       23       $  32         $  29       93      $ 122
         Loans receivable                     (143)     (30)       (173)         (128)      16       (122)
                                             -----      ---       -----         -----      ---      -----
 Total interest income                        (134)     ( 7)       (141)          (99)     109         10
                                             =====      ===       =====         =====      ===      =====

 Interest expense:
         NOW accounts                          (26)     ( 9)        (35)          (33)       7        (26)
         Money market demand                   (10)     (15)        (25)          (33)      12        (21)
         Passbook savings                       (5)      (6)        (11)          (40)       1        (39)

         Certificates of deposit
         other than Jumbos                     (20)      35          15            95      112        207
         Jumbos                                 42      (10)         32            47       75        122
         Borrowed funds                         (3)       1         ( 2)           --        1          1
                                                        ---       -----         -----      ---      -----
 Total interest expense                        (22)      (4)        (26)           36      208        244
                                             =====      ===       =====         =====      ===      =====

 Change in net interest
 income                                       (112)      (3)       (115)         (135)     (99)      (234)
                                             =====      ===       =====         =====      ===      =====

DEPOSITS

        The Bank offers a wide range of commercial and consumer interest bearing and non-interest bearing deposit accounts, including checking accounts, money market accounts, negotiable order of withdrawal ("NOW") accounts, individual retirement accounts, certificates of deposit and regular savings accounts. The sources of deposits are residents, businesses and employees of businesses within the Bank's market area, obtained through the personal solicitation of the Bank's officers and directors, direct mail solicitation and advertisements published in the local media. The Bank pays competitive interest rates on time and savings deposits. In addition, the Bank has implemented a service charge fee schedule competitive with other financial institutions in the Bank's market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and the like.

           The following table details the average balances of various types of deposit accounts for the past two years.

Interest-Bearing Deposits

                                                              Year Ended December 31, 1996
                                                              ----------------------------

                                                                 Percent
                                                    Average        of               Total        Average
                                                    Balance       Total            Interest       Cost
                                                    -------       -----            --------       ----
                                                                  (Dollar amounts in thousands)

NOW                                                 $ 4,146        14.35%           $  105        2.53%
Money Market                                          2,270         7.85%               59        2.60%
Savings                                               1,920         6.64%               48        2.50%
Time Deposits                                        20,569        71.16%            1,172        5.70%
                                                    -------       ------            ------        ----
Total interest-bearing deposits                     $28,905       100.00%           $1,384        4.79%


Interest-Bearing Deposits

                                                                  Year Ended December 31, 1995
                                                                  ----------------------------

                                                                   Percent
                                                    Average          of             Total        Average
                                                    Balance         Total          Interest       Cost
                                                    -------        -----           --------       ----
                                                                  (Dollar amounts in thousands)

NOW                                                 $ 5,152        17.07%           $  140        2.72%
Money Market                                          2,615         8.66%               84        3.21%
Savings                                               2,127         7.05%               59        2.77%
Time Deposits                                        20,289        67.22%            1,125        5.54%
                                                    -------       ------            ------        ----
Total interest-bearing deposits                     $30,183       100.00%           $1,408        4.66%


         The maturities of certificates of deposit and individual retirement accounts of $100,000 or more as of December 31, 1996 were as follows:

                                                                  (In thousands)
    Three months or less                                             $ 2,141
    Over three months through twelve months                            2,090
    Over twelve months                                                   615
                                                                     -------
                                                   Total             $ 4,846

LOAN PORTFOLIO

         The Bank engages in a full complement of lending activities, including commercial, consumer/ installment and real estate loans. The Bank concentrates its lending efforts in the areas of consumer/ installment and real estate loans. As of September 30, 1997, the Bank's loan portfolio consisted of 17% commercial and agricultural loans, 15% consumer/installment loans and 68% real estate loans (26% construction and 74% mortgage).

         Commercial lending is directed principally towards businesses whose demands for funds fall within the Bank's legal lending limits and which are potential deposit customers of the Bank. This category of loans includes loans made to individual, partnership or corporate borrowers which are obtained for a variety of business purposes. Such loans include short-term lines of credit, short to medium-term plant and equipment loans, short to medium-term land acquisition and development loans, construction loans and letters of credit.

         The Bank's consumer loans consist primarily of residential first and second mortgage loans, home equity loans, installment loans to individuals for personal, family or household purposes, including automobile loans to individuals and pre-approved lines of credit.

         While risk of loss in the Bank's loan portfolio is primarily tied to the credit quality of the various borrowers, risk of loss may also increase due to factors beyond the Bank's control, such as local, regional and/or national economic downturns. General conditions in the real estate market may also impact the relative risk in the Bank's real estate portfolio. Although the Bank has a diversified portfolio, a substantial portion of the Bank's borrowers' ability to repay their loans is dependent upon economic conditions in the Bank's PSA and the Atlanta metropolitan area, where many of the Bank's real estate-construction loans are originated.

         Management of the Bank originates loans and participates with other banks with respect to loans which exceed the Bank's lending limits. Management of the Bank does not believe that loan participations necessarily pose any greater risk of loss than loans which the Bank originates. See "Correspondent Banking."

         Major classifications of loans as of December 31, 1996 and 1995 were as follows:

                                                     December 31, 1996                      December 31, 1995
                                                     -----------------                      -----------------
                                                 Amount         % Total Loans             Amount       % Total Loans
                                                 ------         -------------             ------       ------------

                                                                       (Dollar amounts in thousands)

Commercial and agricultural                     $ 4,794            22.82%                $ 7,630            36.18%
Real estate-construction                          2,547            12.12%                  1,551             7.35%
Real estate-mortgage                             10,917            51.96%                  8,850            41.97%
Consumer                                          2,750            13.10%                  3,057            14.50%
                                                -------           ------                 -------           ------
                                                 21,008           100.00%                 21,088           100.00%

Unearned income and deferred
  loan fees                                          (3)                                      (4)

Reserve for loan losses                            (889)                                  (1,142)
                                                -------                                  -------
                                 Loans, net     $20,116                                  $19,942


Maturities and Sensitivities of Loans to Changes in Interest Rates

         The table below presents the maturities and repricing schedule of loans outstanding as of December 31, 1996 and 1995. At maturity, loans periodically may be renewed with principal reductions at interest rates appropriate at the time of renewal.

                                                                                    December 31,
                                                                                    ------------
                                                                          1996                     1995
                                                                          ----                     ----
                                                                                  (In thousands)
Fixed rate loans with a remaining maturity of:

         Three months or less                                           $ 3,927                   $ 2,171

         Over three months through twelve months                          4,101                     4,257

         Over one year through five years                                 7,149                     9,697

         Over five years                                                     16                        56
                                                                        -------                   -------
         Total fixed rate loans                                          15,193                    16,181

Floating rate loans with a repricing frequency of:
         Quarterly or more frequently                                     5,625                     4,735

Annually or more frequently, but less frequently
than quarterly                                                               47                        --

         Total floating rate loans                                        5,672                     4,735
                                                                        -------                   -------
                                                    Total loans         $20,865                   $20,916

Non-Accrual and Past Due Loans

         The following table details non-performing assets by category as of the end of each of the past two years.



                                                                           Years ended December 31,
                                                                           ------------------------
                                                                             1996          1995
                                                                            -----          ----
                                                                                (In thousands)
         Loans past due ninety days or more                                $   7           $251
         Non-accrual loans                                                   143            172
         Other real estate owned, net                                        516            417
                                                                           -----           ----

                                                     Total                 $ 666           $840


         Unless the Board of Directors of the Bank approves otherwise, it is the policy of the Bank that loans past due 90 days or more, or those involved in bankruptcy proceedings, be placed in non-accrual status. In order to receive the Board of Directors' approval not to place a loan in non-accrual status, the loan must be well secured by readily marketable collateral with sufficient liquidation value to protect the Bank from loss and the loan must be in the process of collection. There were no loans restructured for 1996 or 1995.

Summary of Loan Loss Experience

         Changes in the allowance for loan losses were as follows:

                                                                             Years ended December 31,
                                                                             -------------------------
                                                                             1996                1995
                                                                             ----                ----
                                                                                   (In thousands)
         Balance, beginning of year                                           $1,142              $1,449

         Charge-offs:
             Commercial, financial and
              agricultural (Primarily Single
              Payment)                                                           143                 334
             Consumer (Primarily Installment)                                    368                 363
             Credit Cards                                                         29                  10
                                                                              ------              ------
                                                                                 540                 707
         Recoveries:
             Commercial, financial and
               agricultural (Primarily Single
               Payment)                                                           11                  82
             Consumer (Primarily Installment)                                    212                  75
             Credit Cards                                                          8                   3
                                                                              ------              ------
                                                                                 231                 160

         Net loans charged off                                                   309                 547

         Provision for loan losses                                                56                 240
                                                                              ------              ------
         Balance, end of year                                                 $  889              $1,142

         Ratio of net charge-offs during the year
           to average loans outstanding during the year                          1.4%                2.5%

Allocation of the Allowance for Loan Losses

         In considering the adequacy of the Bank's allowance for possible loan losses, management has focused on the fact that as of September 30, 1997, 17% of outstanding loans are in the category of commercial loans, which includes commercial real estate loans and agricultural loans. Commercial loans are generally considered by management as having greater risk than most other categories of loans in the Bank's loan portfolio. However, over 97% of these commercial loans as of September 30, 1997 were made on a secured basis. Management believes that the secured condition of the preponderant portion of its commercial loan portfolio greatly reduces the risk of loss inherently present in commercial loans.

         The Bank's consumer loan portfolio, which comprised 15% of the Bank's total loan portfolio as of September 17, 1997, is also well secured. As of September 30, 1997, the majority of the Bank's consumer loans were secured by collateral primarily consisting of automobiles, and other personal property. Management believes that these loans involve less risk than other categories of loans.

         Construction loans are generally considered by management as having the greatest amount of risk. Comprising 26% of the Bank's real estate loan portfolio as of September 30, 1997, construction loans represent a relatively small proportion of the total Bank's loan portfolio. All of the Bank's construction loans are made on a secured basis. Management believes that the secured condition of these loans mitigates the risk of loss inherent in construction loans.

         Real estate mortgage loans constituted 74% of the Bank's real estate loan portfolio as of September 30, 1997. All loans in this category represent real estate mortgages where the amount of the original loan generally does not exceed 80% of the appraised value of the collateral. These loans are considered by management to be well secured with a low risk of loss.

         The Board of Directors of the Bank monitors the loan portfolio quarterly to enable it to evaluate the adequacy of the allowance for loan losses. The loans are rated and the reserve established based on the assigned rating. The provision for loan losses charged to operating expenses is based on this established reserve. Factors considered by the Board of Directors of the Bank in rating the loans include delinquent loans, underlying collateral value, payment history and local and general economic conditions affecting collectibility.

         As of December 31, 1996, the loan loss reserve was allocated as follows:

                                                                (In thousands)
                  Commercial, financial and
                    agricultural (Primarily Single Payment)          $    78
                  Consumer (Primarily Installment)                       522
                  Credit cards                                             2
                  Unallocated                                            287
                                                                     -------
                                                     Total           $   889

INVESTMENTS

         As of September 30, 1997, federal funds and investment securities comprised approximately 43% of the Bank's assets, with loans comprising approximately 47% of the Bank's assets. The Bank invests primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States, mortgage backed securities and obligations, other taxable securities and in certain obligations of states and municipalities. The Bank also enters into federal funds transactions with its principal correspondent banks, and primarily acts as a net seller of such funds. The sale of federal funds amounts to a short-term loan from the Bank to another bank.

         The amortized cost and estimated market values of investments in debt securities as of December 31, 1996 and 1995 are as follows:

                                                                                   Securities
                                                                               Available for Sale
                                                                               ------------------

                                                 December 31, 1996                                     December 31, 1995
                                                 -----------------                                     -----------------
                                             Estimated           Percent                             Estimated     Percent
                                              Market               of                                  Market         of
                                               Value              Total                                Value         Total
                                             ---------           -------                            ----------     -------

                                                                        (Dollar amounts in thousands)

Obligations of U.S.
  government agencies                          $ 7,575           60.14%                                $ 4,219       38.39%

U.S. Treasury Notes                                247            1.96%                                  2,256       20.53%

Mortgage-backed securities                       2,629           20.87%                                  3,073       27.97%

State, county and municipal
securities                                       2,145           17.03%                                  1,441       13.11%
                                               -------          ------                                 -------      ------
                            Total              $12,596          100.00%                                $10,989      100.00%


         The amortized cost and estimated market value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

         The following is summary of maturities of securities available-for-sale as of December 31, 1996:

                                                                       Securities
                                                                   Available for Sale
                                                                   -------------------
                                                          Amortized                 Fair                  Average
           Maturity                                          Cost                   Value                 Yields
           --------                                       ---------                 -----                 -------

                                                                       (Dollar amounts in thousands)



One year or less                                          $   935                $   933                  5.481%
After one year through
  five years                                                4,191                  4,195                  6.537%
After five years through
  ten years                                                 5,625                  5,615                  6.380%
After ten years                                             1,885                  1,853                  6.215%
                                                          -------                -------                  -----
                                       Total              $12,636                $12,596                  6.131%


         As of December 31, 1996, the Bank had not identified any of its securities as held to maturity. In addition, and with the exception of the U.S. Treasury and U.S. government agencies securities shown above, the Bank did not have investments with a single issuer exceeding, in the aggregate, 10% of the Bank's stockholders' equity.

RETURN ON EQUITY AND ASSETS

The following table presents certain profitability, return and capital ratios as of the end of the past two fiscal years.

                                                 Years ended December 31,
                                                -------------------------

        Ratio                                1996                       1995
        -----                                ----                       ----
Return on Assets                              0.83%                     0.39%
Return on Equity                              4.68%                     2.24%
Dividend Payout                              19.69%                    41.15%
Equity on Assets                             18.76%                    16.24%

SHORT TERM BORROWINGS

         There was no category of short term borrowings for which the average balance outstanding during the past two years exceeded 30% of stockholders' equity.

ASSET/LIABILITY MANAGEMENT

         It is the objective of the Bank to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan investment, borrowing and capital policies. An assets and liabilities management committee is responsible for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix, stability and leverage of all sources of funds while adhering to prudent banking practices. It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships and corporations. Management of the Bank seeks to invest the largest portion of the Bank's assets in commercial, consumer and real estate loans.

         The Bank's asset/liability mix is monitored on a daily basis with a monthly report reflecting interest-sensitive assets and interest-sensitive liabilities being prepared and presented to the Bank's Board of Directors. The objective of this policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on the Bank's earnings. As of September 30, 1997, federal funds and investment securities comprised approximately 43% of the Bank's assets, with loans comprising approximately 47% of the Bank's assets. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION Liquidity and Interest Rate Sensitivity" and "Investments."

CORRESPONDENT BANKING

         Correspondent banking involves the provision of services by one bank to another bank which cannot provide that service for itself from an economic or practical standpoint. The Bank is required to purchase correspondent services offered by larger banks, including check collections, purchase of federal funds, security safekeeping, investment services, coin and currency supplies, over line and liquidity loan participations and sales of loans to or participations with correspondent banks.

        The Bank participates in loans with correspondent banks. Management of the Bank has established correspondent relationships with The Bankers Bank, Atlanta, Georgia and SunTrust Bank, Atlanta, Georgia. As compensation for services provided by a correspondent, the Bank maintains certain balances with such correspondent in non-interest bearing accounts.

EMPLOYEES

        The Bank currently employs 24 persons on a full-time or part-time basis, including six officers. The Bank anticipates that approximately 11 additional persons will be required on a full-time basis, including additional tellers and customer service representatives, to fully staff the Bank's two proposed office locations.

MONETARY POLICIES

        The results of operations of the Bank are affected by credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the Bank.

                           SUPERVISION AND REGULATION

        The Company and the Bank operate in a highly regulated environment, and their business activities are governed by statute, regulation and administrative policies. The business activities of the Company and the Bank are closely supervised by a number of federal regulatory agencies, including the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), the Georgia Banking Department and the FDIC.

        The Company is regulated by the Federal Reserve Board under the federal Bank Holding Company Act of 1956, as amended, which requires every bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank, and before merging or consolidating with another bank holding company. The Federal Reserve Board (pursuant to regulation and published policy statements) has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve Board policy, the Company may be required to provide financial support to a subsidiary bank at a time when, absent such Federal Reserve Board policy, the Company may not deem it advisable to provide such assistance.

        Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, the restrictions on interstate acquisitions of banks by bank holding companies were repealed on September 29, 1995, such that the Company and any other bank holding company located in Georgia is able to acquire a bank located in any other state, and a bank holding company located outside Georgia can acquire any Georgia-based bank, in either case, subject to certain deposit percentage and other restrictions. The legislation also provides that, unless an individual state elects beforehand either (i)to accelerate the effective date or (ii)to prohibit out-of-state banks from operating interstate branches within its territory, on or after June 1, 1997, adequately capitalized and managed bank holding companies will be able to consolidate their multistate bank operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank would be permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state will continue to be subject to applicable state branching laws. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act, the State of Georgia has recently adopted an interstate banking statute that, beginning on June 1, 1997, removes the existing restrictions on the ability of banks to branch interstate through mergers, consolidations and acquisitions.

        A bank holding company is generally prohibited from acquiring control of any company which is not a bank and from engaging in any business other than the business of banking or managing and controlling banks. However, there are certain activities which have been identified by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto and thus permissible for bank holding companies, including the following activities: acting as investment or financial advisor to subsidiaries and certain outside companies; leasing personal and real property or acting as a broker with respect thereto; providing management consulting advice to nonaffiliated banks and nonbank depository institutions; operating collection agencies and credit bureaus; acting as a futures commission merchant; providing data processing and data transmission services; acting as an insurance agent or underwriter with respect to limited types of insurance; performing real estate appraisals; arranging commercial real estate equity financing; providing securities brokerage services; and underwriting and dealing in obligations of the United States, the states and their political subdivisions. In determining whether an activity is so closely related to banking as to be permissible for bank holding companies, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce such benefits to the public as greater convenience, increased competition or gains in efficiency that outweigh such possible adverse effects as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies are required to obtain prior approval of the Federal Reserve Board to engage in any new activity not previously approved by the Federal Reserve Board.

        The Company is also regulated by the Georgia Banking Department under the Georgia Bank Holding Company Act, which requires every Georgia bank holding company to obtain the prior approval of the Commissioner of Banking before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank, and before merging or consolidating with any other bank holding company. A Georgia bank holding company is generally prohibited from acquiring ownership or control of 5% or more of the voting shares of any bank unless the bank being acquired is either a bank for purposes of the federal Bank Holding Company Act, or a federal or state savings and loan association or a federal savings bank whose deposits are insured by the Federal Savings and Loan Insurance Corporation, and such bank has been in existence and continuously operating as a bank for a period of five years or more prior to the date of application to the Commissioner for approval of such acquisition.

        As a state bank, the Bank is subject to the supervision of the Georgia Banking Department and the FDIC. In addition, the Bank, as a subsidiary of the Company, will be subject to restrictions under federal law in dealing with the Company and other affiliates, if any. These restrictions apply to extensions of credit to an affiliate, investments in the securities of an affiliate and the purchase of assets from an affiliate.

        With respect to expansion, banks situated in the State of Georgia are generally prohibited from establishing branch offices or facilities outside of the county in which such main office is located, except (i)in adjacent counties in certain situations, or (ii)by means of a merger or consolidation with a bank which has been in existence for at least five years. In addition, in the case of a merger or consolidation, the acquiring bank must have been in existence for at least 24 months prior to the merger. The Georgia Legislature recently adopted legislation which reduces the limitations imposed on banks situated in the State of Georgia to establish branch offices. Under the new legislation, as of July 1, 1996 and until July 1, 1998, a Georgia bank may establish up to three new or additional branch banks, de novo, in any county within the State of Georgia in addition to establishing branch offices or facilities in adjacent counties by merger or consolidation (in certain conditions). Beginning on July 1, 1998, a bank located in the State of Georgia will be permitted to establish new or additional branch banks anywhere in the state by relocation of the parent bank or another branch bank, or by merger, consolidation, or purchase of assets and assumption of liabilities involving another parent bank or branch bank.

        On July 1, 1995, the State of Georgia enacted an interstate banking statute which authorizes bank holding companies located throughout the United States to acquire banks and bank holding companies located in Georgia under certain conditions. Such legislation has had the effect of increasing competition among financial institutions in the Bank's market area and in the State of Georgia generally.

        Both the Company and the Bank are subject to regulatory capital requirements imposed by the Federal Reserve Board and the FDIC. In 1989, both the Federal Reserve Board and the FDIC issued new risk-based capital guidelines for bank holding companies and banks which make regulatory capital requirements more sensitive to differences in risk profiles of various banking organizations. The capital adequacy guidelines issued by the Federal Reserve Board are applied to bank holding companies on a consolidated basis with the banks owned by the holding company. The FDIC's risk-based capital guidelines apply directly to state-chartered banks which are not members of the Federal Reserve System and whose deposits are insured by the FDIC regardless of whether they are a subsidiary of a bank holding company. Both agencies' requirements (which are substantially similar) provide that banking organizations must have capital (as defined in the rules) equivalent to 8% of risk-weighted assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. A risk weight of 50% is assigned to loans secured by owner-occupied one to four family residential mortgages. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk- weighted assets. As of September 30, 1997, the Bank's risk-based capital ratio was 33% and its leverage ratio was 19%. These ratios are well above the minimum standards.

        Both the Federal Reserve Board and the FDIC have also adopted minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. Under the Federal Reserve Board's rule, banking institutions are required to maintain a ratio of 3% "Tier1" capital to total assets (net of goodwill). Tier1 capital includes common stockholders' equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries.

        Both the risk-based capital guidelines and the leverage ratios are minimum requirements, applicable only to top-rated banking institutions. Institutions operating at or near these levels are expected to have well-diversified risk, excellent asset quality, high liquidity, good earnings and in general, have to be considered strong banking organizations. Institutions with lower ratings and institutions with high levels of risk or experiencing or anticipating significant growth would be expected to maintain ratios 100 to 200 basis points above the stated minimums.

        The Federal Reserve Board and the FDIC recently adopted final regulations revising their risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. Under the new regulations, when evaluating a bank's capital adequacy, the agencies' capital standards now explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank's economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts. Concurrently, the banking agencies have proposed a measurement process to identify banks that have high interest rate risk exposures. Under the proposed measurement process, the agencies would employ a supervisory model that focuses on the sensitivity of a bank's economic value to changes in interest rate risk as well as various other quantitative factors to determine the adequacy of an individual bank's capital for interest rate risk. After gaining experience with the proposed supervisory measurement and assessment process, the agencies intend to propose further regulations to establish an explicit risk-based capital charge for interest rate risk.

        The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "Act"), enacted on December19, 1991, provides for a number of reforms relating to the safety and soundness of the deposit insurance system, supervision of domestic and foreign depository institutions and improvement of accounting standards. One aspect of the Act involves the development of a regulatory monitoring system requiring prompt action on the part of banking regulators with regard to certain classes of undercapitalized institutions. While the Act does not change any of the minimum capital requirements, it directs each of the federal banking agencies to issue regulations putting the monitoring plan into effect. The Act creates five "capital categories" ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") which are defined in the Act and which will be used to determine the severity of corrective action the appropriate regulator may take in the event an institution reaches a given level of undercapitalization. For example, an institution which becomes "undercapitalized" must submit a capital restoration plan to the appropriate regulator outlining the steps it will take to become adequately capitalized. Upon approving the plan, the regulator will monitor the institution's compliance. Before a capital restoration plan will be approved, any entity controlling a bank (i.e., holding companies) must guarantee compliance with the plan until the institution has been adequately capitalized for four consecutive calendar quarters. The liability of the holding company is limited to the lesser of 5% of the institution's total assets or the amount which is necessary to bring the institution into compliance with all capital standards. In addition, "undercapitalized" institutions will be restricted from paying management fees, dividends and other capital distributions. Further, these institutions will be subject to certain asset growth restrictions and will be required to obtain prior approval from the appropriate regulator to open new branches or expand into new lines of business.

        As an institution drops to lower capital levels, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the institution may engage and ultimately providing for the appointment of a receiver for certain institutions deemed to be critically undercapitalized.

        The Act also provides that banks have to meet increased safety and soundness standards. In order to comply with the Act, the Federal Reserve Board and the FDIC issued a Notice of Proposed Rulemaking on November 18, 1993, which institutes regulations defining operational and managerial standards relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, director and officer compensation, asset quality, earnings and stock valuation.

        Both the capital standards and the safety and soundness standards which the Act seeks to implement are designed to bolster and protect the deposit insurance fund.

        In response to the directive issued under the Act, the Federal Reserve Board and the FDIC have adopted regulations which, among other things, prescribe the capital thresholds for each of the five capital categories established by the Act. The following table reflects these capital thresholds:


                                  TOTAL RISK -      TIER 1 RISK -      TIER 1
                                  BASED CAPITAL     BASED CAPITAL     LEVERAGE
                                      RATIO             RATIO          RATIO
                                  -------------     -------------     --------

Well capitalized(1)                     10%                6%             5%
Adequately Capitalized(1)                8%                4%             4%(2)
Undercapitalized(4)                    < 8%              < 4%           < 4%(3)
Significantly
Undercapitalized(4)                    < 6%              < 3%           < 3%
Critically Undercapitalized             --                --            < 2%(5)
                                                                        -

---------------------------

(1)      An institution must meet all three minimums.
(2) 3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(3) <3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(4) An institution falls into this category if it is below the specified capital level for any of the three capital measures.
(5)      Ratio of tangible equity to total assets.

         As a state-chartered bank, most of the Bank's operations are regulated and examined by the Georgia Banking Department and the FDIC, including reserves for loan losses and other contingencies, loans, investments, borrowings, deposits, mergers, issuances of securities, payments of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, consolidation or corporate reorganization, and maintenance of books and records. The Bank is required by the Georgia Banking Department to prepare reports on its financial condition and to conduct an annual external audit of its financial affairs, in compliance with minimum standards and procedures prescribed by the Georgia Banking Department. Reports of the Bank's auditors must be filed with the Georgia Banking Department within 15 days after the Bank's receipt of any such report. The Bank is also subject to the Georgia banking and usury laws restricting the amount of interest which it may charge in making loans or other extensions of credit.

         As a bank holding company, the Company is required to file with the Federal Reserve Board an annual report of its operations at the end of each fiscal year and such additional information as the Federal Reserve Board may require pursuant to the Act. The Federal Reserve Board may also make examinations of the Company and each of its subsidiaries.

         The scope of regulation and permissible activities of the Company and the Bank is subject to change by future federal and state legislation.

                                   MANAGEMENT

DIRECTORS, APPOINTED DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND THE
BANK

         The Company's directors, Appointed Directors and executive officers, as well as the Bank's directors and executive officers, are named below:


NAME                                      POSITION WITH COMPANY                  POSITION WITH BANK
----                                      ---------------------                  ------------------
Patrick G. Blanchard                      President, Chief Executive             Vice Chairman
                                          Officer and Class III Director

Larry DeMeyers*                           None                                   Director

Phillip G. Farr                           Class I Director                       Director

Samuel A. Fowler, Jr.                     Class I Director                       Vice Chairman

Arthur J. Gay, Jr.*                       Class I Director                       Director

Joseph E. Gore                            Executive Vice President and           Executive Vice President and
                                          Senior Credit Officer                  Senior Loan Officer

Joseph D. Greene                          Class I Director                       Director

J. Randal Hall*                           Class II Director                      Director

Hugh L. Hamilton, Jr.*                    Class I Director                       Director

William G. Hatcher*                       Class I Director                       Director

Heyward Horton, Jr.                       Class II Director                      President, Chief Executive
                                                                                 Officer and Director

George O. Hughes                          Class II Director                      Director

George H. Inman*                          Class II Director                      Director

David W. Joesbury, Sr.                    Chairman, Class III Director           Director

John W. Lee*                              Class III Director                     Chairman

James L. Lemley, M.D.                     Class II Director                      Director

Julian W. Osbon*                          Class II Director                      Director

J. Harold Ward, Jr.                       Senior Vice President and Chief        Senior Vice President and
                                          Financial Officer                      Chief Financial Officer

Robert N. Wilson, Jr.                     Class III Director                     Director

Bennye M. Young                           None                                   Director

--------------------
* Appointed Director

         Each of the above persons has been a director of the Company since February 1997, with the exception of the Appointed Directors and Mr. Blanchard who, pursuant to the Agreement, was named President, Chief Executive Officer and a Class III Director on October 8, 1997. See "THE COMPANY - Expansion into Augusta and Columbia County, Georgia." The Company has a classified Board of Directors whereby one-third of the members is elected each year at the Company's Annual Meeting of Shareholders. Upon such election, each director of the Company serves for a term of three years. The Company's officers are appointed by the Board of Directors of the Company (the "Company Board") and hold office at the will of the Company Board. Assuming the Offering Conditions are fulfilled, each Appointed Director of the Company will stand for election at the Company's next Annual Meeting of Shareholders and, if elected, will hold office until the Annual Meeting of Shareholders at which the term of the class of directors for which he has been chosen expires.


         The Board of Directors of the Bank (the "Bank Board") presently consists of 18 directors. The Bank's Articles of Incorporation and Bylaws provide for a single class of directors, ranging in number from five to 25 members, the precise number to be determined from time to time by resolution of the shareholders at any annual or special meeting of the shareholders. Each of the above Bank directors has served on the Bank Board since it was organized in April 1988, with the exception of (i) Mr. Horton, who has served on the Bank Board since joining the Bank as President and Chief Executive Officer in 1995,
(ii) Dr. Lemley who was elected to the Bank Board by the shareholders of the Bank at the Bank's 1997 Annual Meeting of Shareholders, and (iii) Mr. Blanchard who was named, pursuant to the Agreement, to the Bank Board on October 8, 1997. Each Bank director serves for a term of one year and is elected at the Bank's annual meeting of shareholders. The Bank's officers are appointed by the Bank Board and hold office at the pleasure of the Bank Board.

         PATRICK G. BLANCHARD, age 54, was elected President and Chief Executive Officer of the Company on October 8, 1997. Prior to accepting this position, Mr. Blanchard had served as President of Georgia Bank & Trust Company of Augusta since 1988. Mr. Blanchard began his banking career in 1966 and, since that time, has organized two state banks. Mr. Blanchard has also been employed in a number of senior banking positions including President of the Columbia County Division of Georgia Railroad Bank & Trust Company until its acquisition by First Union Corporation in 1988 and President of Georgia State Bank, Martinez, Georgia for 11 years until its merger with Georgia Railroad Bank & Trust Company in 1985.

         LARRY DEMEYERS, age 51, has served as President, Chief Operating Officer and as a director of Bankers First Corporation and its successor, SouthTrust Bank, Augusta prior to his resignation from these positions effective November 1997. Mr. DeMeyers had been associated with Bankers First Corporation in various positions for over twenty years. Mr. Demeyers is currently retired and is associated with several local charitable organizations. Mr. DeMeyers is an Appointed Director.

         PHILLIP G. FARR, age 49, founded a local certified public accounting firm in 1975 and has been the managing principal since that time. Prior to 1975, Mr. Farr worked in public accounting for both a regional and a national firm. Mr. Farr served as Chairman of the Bank Board from 1991 to 1995.

         SAMUEL A. FOWLER,JR., age 51 is currently a partner in the local law firm of Fowler & Wills. Mr. Fowler has practiced law in McDuffie and Wilkes Counties since 1977. Fowler & Wills serves as the Bank's principal legal counsel.

         ARTHUR J. GAY, JR., age 50, is President and Chief Executive Officer of T and T Associates, Inc., a land development and consulting firm that he founded in 1996. From 1970-1996, Mr. Gay was employed as Corporate Vice President of Bankers First Corporation and Executive Vice President of Bankers First Savings Bank, FSB in Augusta, Georgia. Mr. Gay is an Appointed Director.

         JOSEPH D. GREENE, age 57, was employed from 1959 until 1991 with Pilgrim Health and Life Insurance Company where he most recently held the positions of Executive Vice President and Director. In 1991, Mr. Greene accepted a position as Professor of Business Administration at Augusta State University. He also previously served as a member and Chairman of the Board of Regents of the University System of Georgia.

         J. RANDAL HALL, age 39, is an attorney at law with the firm J. Randal Hall, P.C., which he founded in Augusta, Georgia in 1996. From 1985 to 1996, Mr. Hall served as Corporate Vice President and Legal Counsel of Bankers First Corporation in Augusta, Georgia. Mr. Hall is an Appointed Director.

         HUGH L. HAMILTON, JR., age 43, has served as General and Operations Manager of Intertape Polymer Group, an Evans, Georgia manufacturing firm, since 1996. Mr. Hamilton previously served as President of Augusta Bag Co. Mr. Hamilton is an Appointed Director.

         WILLIAM G. HATCHER, age 72, is Chief Executive Officer and principal shareholder of MAU, Inc., a personnel services company he founded in Augusta, Georgia in 1973. Mr. Hatcher is an Appointed Director.

         HEYWARD HORTON, JR., age 51, was elected President and Chief Executive Officer of the Bank on February 15, 1995. Prior to accepting this position, Mr. Horton was President and Chief Executive Officer of First Gwinnett Bank in Norcross, Georgia from 1987 to 1995. Since beginning his banking career in 1966 with Citizens & Southern National Bank in Savannah, Georgia, Mr. Horton has been employed in a number of senior banking positions including President and Chief Executive Officer of Citizens Bank of Ashburn, Ashburn, Georgia, as well as Senior Vice President and Senior Lending Officer at two other commercial banks.

         GEORGE O. HUGHES, age 74, is Chairman of the Board of George O. Hughes Furniture Co., Inc., a retail furniture and appliance business that he founded in 1947.

         GEORGE H. INMAN, age 65, retired in May 1997 as Chairman of Club Car, Inc., a manufacturer of golf cars and utility vehicles in Augusta, Georgia. Mr. Inman had been employed by Club Car, Inc. since 1978. Mr. Inman is an Appointed Director.

         DAVID W. JOESBURY, SR., age 48, is President of Joesbury Insurance Agency, Inc. and, since 1971, has served in various capacities with that company. Mr. Joesbury currently serves as Chairman of the Company Board.

         JOHN W. LEE, age 59, retired in 1995 as a consultant to GIW Industries, Inc., a manufacturing firm located in Grovetown, Georgia. From 1986 to 1993, Mr. Lee served as President and Chief Operating Officer of GIW Industries Inc. Mr. Lee is an Appointed Director and currently serves as Chairman of the Bank Board.

         JAMES L. LEMLEY, M.D., age 38, has practiced family medicine in Thomson, Georgia since 1988. Dr. Lemley is on the active medical staff at McDuffie County Hospital, serves on the courtesy staff at University Hospital in Augusta, Georgia and is an affiliate faculty member of the Medical College of Georgia's Schools of Nursing, Medicine and Allied Health.

         JULIAN W. OSBON, age 57, is President and Chief Executive Officer of Charter Management d/b/a Osbon & Associates, a consulting and management firm he founded in Augusta, Georgia in 1997. Prior to 1997, Mr. Osbon was President and Chief Executive Officer of Osbon Medical Systems. Mr. Osbon is an Appointed Director.

         ROBERT N. WILSON,JR., age 46, has served as manager and broker of Wilson Finance Corp. d/b/a The Wilson Co. since 1982. In addition, Mr. Wilson currently owns Wilson Ventures, Inc., which engages in real estate speculation and manages residential rental properties as well as the company's real estate and insurance businesses. Mr.Wilson served as Chairman of the Bank Board from 1988 until 1991.

         BENNYE M. YOUNG, age 54, taught school in DeKalb, Richmond and McDuffie Counties, Georgia from 1966 until 1980. Since that time, she has been a homemaker.

EXECUTIVE OFFICERS

         J. HAROLD WARD, JR., age 55, joined the Bank in April of 1995 as Senior Vice President and Chief Financial Officer. Mr. Ward also serves as Senior Vice President and Chief Financial Officer of the Company, a position he has held since the commencement of operations in February 1997. Prior to his employment with the Bank, from September, 1992 to April, 1995, Mr. Ward served as Senior Vice President and Chief Financial Officer of DeKalb State Bank, Tucker, Georgia and from March, 1987 to September, 1992, he served as Senior Vice President of First Gwinnett Bank, Norcross, Georgia. Mr. Ward has also served as Vice President and Senior Operations Officer of banks in Walton County and Tift County, as well as Assistant Operations Officer of First National Bank of Atlanta. Mr. Ward holds a BBA in Management from Georgia State University in Atlanta and has completed the Bank Administration Institute School of Banking at the University of Wisconsin.

         JOSEPH E. GORE, age 49, joined the Bank in April of 1997 as Executive Vice President and Senior Lending Officer. Mr. Gore also serves as Executive Vice President and Senior Lending Officer of the Company, a position he has held since joining the Bank. Prior to his employment with the Bank, from April, 1996 to April, 1997, Mr. Gore served as President and Chief Executive Officer of The Bank of Spalding County, Griffin, Georgia. From March, 1994 to April, 1996, he served as President and Chief Executive Officer of Pineland State Bank, Metter, Georgia. From September, 1987 to March, 1994, he served as Executive Vice President of The Bank of Spalding County, Griffin, Georgia. Mr. Gore has also served as Senior Lending Officer of banks in Houston and Coweta Counties and as an officer of two regional bank affiliates. Mr. Gore holds a Bachelor of Science in Industrial Management from the Georgia Institute of Technology in Atlanta and has graduated from the School of Banking of the South at Louisiana State University and from the National Graduate Compliance School at The University of Oklahoma.

APPOINTED DIRECTORS OF THE COMPANY AND THE BANK

         Pursuant to the Agreement, on October 8, 1997, the size of each of the Company Board and the Bank Board was increased by one member to accommodate the hiring of Mr. Blanchard as President and Chief Executive Officer of the Company and his election to the Company Board and Bank Board. On December 16, 1997, seven additional members or representatives of the Augusta Group were named to the Company Board and eight additional members or representatives of the Augusta Group were named to the Bank Board (collectively, the "Appointed Directors"). As a result, the size of each of the Company Board and the Bank Board was increased by seven members and eight members, respectively. However, if the minimum offering amount of $7,000,006 is not obtained by June 30, 1998, the Appointed Directors will, pursuant to self-executing resignations, resign and the number of members constituting the Company Board and the Bank Board will be reduced accordingly.

SECURITY OWNERSHIP OF MANAGEMENT, APPOINTED MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         Except as otherwise noted below, the following table sets forth certain information regarding the beneficial ownership of the Common Stock as of January 1, 1998, and as adjusted to reflect the completion of the proposed offering, by (i) each person known by the Company to beneficially own 5% or more of the outstanding Common Stock; (ii) each of the Company's directors, Appointed Directors and executive officers; and (iii) all directors, Appointed Directors and executive officers of the Company as a group. Except as otherwise noted below, each of the holders listed below has sole voting and investment power with respect to the shares shown as beneficially owned.

                                                                           MINIMUM
                                            SHARES BENEFICIALLY           NUMBER OF             SHARES BENEFICIALLY
                                               OWNED PRIOR TO            SHARES TO BE           OWNED AFTER MINIMUM
                                                OFFERING(1)                PURCHASED                OFFERING(1)
                                          -----------------------        ------------           --------------------

NAME                                      NUMBER          PERCENT                             NUMBER           PERCENT
----                                      ------          -------                             ------           -------
Patrick G.  Blanchard.................            --                *                824              824         *
Larry DeMeyers(+)(o)..................            --                *              3,704            3,704         *
Phillip G. Farr(2)....................        11,750               1.8%               --           11,750       1.0%
Samuel A. Fowler, Jr.(3)..............        10,600               1.7%               --           10,600         *
Arthur J. Gay, Jr.(+).................            --                *              3,704            3,704         *
Joseph E. Gore........................            --                *                 --               --         *
Joseph D. Greene......................        13,000               2.1%               --           13,000       1.1%
J. Randal Hall(+).....................            --                *              3,704            3,704         *
Hugh L. Hamilton, Jr.(+)..............            --                *             18,518           18,518       1.6%
William G. Hatcher(+).................            --                *             18,518           18,518       1.6%
Heyward Horton, Jr....................         3,400                *                 --            3,400         *
George O. Hughes(4)...................        39,724               6.3%               --           39,724       3.4%
George H. Inman(+)(5).................        10,212               1.6%               --           10,212         *
David W. Joesbury, Sr.(6).............        11,650               1.8%               --           11,650       1.0%
John W. Lee(+)(7).....................        10,211               1.6%           14,815           25,026       2.2%
James L. Lemley, M.D(8)...............        33,800               5.3%               --           33,800       2.9%
Julian W. Osbon(+)(9).................        10,211               1.6%           19,259           29,470       2.6%
J. Harold Ward, Jr....................         2,080                *                 --            2,080         *
Robert N. Wilson, Jr.(10).............        13,220               2.1%               --           13,220       1.1%
Bennye M. Young (o)(11)...............        14,400               2.3%               --           14,400       1.2%
The Augusta Group(12).................        51,058               8.0%           41,482           92,540       8.0%
The Prime Group, Inc.(13).............        54,508               8.4%               --           54,508       4.7%
All directors, Appointed
Directors and executive officers
   as a group (20 persons)............       184,258              29.0%           83,046          267,304      23.2%

-----------------------------

*   Represents less than 1%
+   Appointed Director
o   Bank Director only

(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. The percentages are based upon 635,380 shares outstanding before the offering and 1,153,899 shares outstanding after the minimum offering of 518,519 shares, except for the Prime Group, Inc. which holds presently exercisable stock options to purchase shares. The percentages for the Prime Group, Inc. are based upon the sum 635,380 or 1,153,899 shares, as the case may be, plus the number of shares the Prime Group, Inc. holds subject to presently exercisable stock options, as indicated in note 13 below.
(2) Includes 200 shares owned by Mr. Farr's wife, with whom Mr. Farr shares voting and investment power with respect to such shares.
(3) Includes 100 shares owned by Mr. Fowler's wife, with whom Mr. Fowler shares voting and investment power with respect to such shares. Also includes 500 shares held by the Samuel A. Fowler, Jr., Attorney At Law, P.C., a professional corporation established and managed by Mr. Fowler.
(4) Includes 4,914 shares owned by Mr. Hughes' wife, with whom Mr. Hughes shares voting and investment power with respect to such shares. Also includes 5,946 shares held by G.O. Hughes Furniture Co., Inc., to which Mr. Hughes has sole voting and investment power. Mr. Hughes' address is 626 Beechwood Drive, Thomson, Georgia 30824.
(5) Does not include 40,846 shares (6.4% of the currently outstanding shares of the Common Stock) presently owned by certain members of the Augusta Group, as to which Mr. Inman disclaims beneficial ownership. Mr. Inman does not have or share voting and/or investment power with respect to these shares.
(6) Includes 2,100 shares owned by Mr. Joesbury's wife, with whom Mr. Joesbury shares voting and investment power with respect to such shares. Also includes 100 shares held by Mr. Joesbury as custodian for his children, for whom he exercises voting and investment power with respect to such shares.
(7) Does not include 40,847 shares (6.4% of the currently outstanding shares of the Common Stock) presently owned by certain members of the Augusta Group, as to which Mr. Lee disclaims beneficial ownership. Mr. Lee does not have or share voting and/or investment power with respect to these shares.

(8) Includes 33,500 shares held by the Patricia M. Lemley Trust (the "Trust"). James L. Lemley is a Co-Trustee of the Trust and shares voting and investment power with respect to these shares. James L. Lemley's brother, Robert K. Lemley, M.D., serves as the other Co-Trustee of the Trust. Accordingly, Robert K. Lemley may also be deemed to beneficially own the 33,500 shares held by the Trust. James
         L. Lemley's address is P.O. Box 1898, Thomson, Georgia 30824. Robert K. Lemley's address is 1286 Wolf Pen Drive, Thomson, Georgia 30824.

(9) Does not include 40,847 shares (6.4% of the currently outstanding shares of the Common Stock) presently owned by certain members of the Augusta Group, as to which Mr. Osbon disclaims beneficial ownership. Mr. Osbon does not have or share voting and/or investment power with respect to these shares.
(10) Includes 2,770 shares held by A.G. Edwards & Sons, Inc., as IRA custodian for Mr. Wilson. Mr. Wilson has sole voting and investment power with respect to such shares. Also includes 1,220 shares held by Mr. Wilson as custodian for his children, for whom he exercises voting and investment power with respect to such shares.
(11) Includes 1,700 shares held by Ms. Young as custodian for her children, for whom she exercises voting and investment power with respect to such shares.
(12) Includes 10,212 shares beneficially owned by George H. Inman; 10,211 shares beneficially owned by John W. Lee; 10,212 shares beneficially owned by A. Montague Miller; 10,211 shares beneficially owned by Julian W. Osbon; and 10,212 shares beneficially owned by RDB Family Limited Partnership. Each of the foregoing individuals and entities disclaims beneficial ownership of the shares owned by any other member of the Augusta Group as such individuals do not have or share voting and/or investment power with respect to such shares. The business address of The Augusta Group is P.O. Box 1463, Augusta, Georgia 30903.

(13) Includes 16,000 shares subject to presently exercisable options. Share ownership is based on an FDIC Form F-11 (Amendment No. 1) dated March 5, 1997 filed by the Prime Group, Inc. prior to the consummation of the Reorganization. The business address of the Prime Group, Inc. is 736 Jones Creek, Evans, Georgia 30809. The Company makes no representation as to the accuracy or completeness of the information reported.


COMPENSATION OF DIRECTORS

      During fiscal 1997, directors of the Bank received director's fees of $200 per regular board meeting attended and $25 per committee meeting attended. Directors of the Company currently do not receive any compensation for services provided to the Company.

EXECUTIVE COMPENSATION

      The following table sets forth information regarding all cash and noncash compensation paid to the Chief Executive Officer during the last three completed fiscal years. No other executive officer of the Bank or the Company received annual salary and bonus in excess of $100,000 during the last completed fiscal year.

                          SUMMARY COMPENSATION TABLE*
                          ---------------------------

                                                                                                   LONG TERM
                                                          ANNUAL COMPENSATION                    COMPENSATION
                                                   ----------------------------------            ------------

                                                                           OTHER                    SECURITIES
           NAME AND                                                        ANNUAL                   UNDERLYING
      PRINCIPAL POSITION             YEAR          SALARY($)          COMPENSATION($)                 OPTIONS
      ------------------             ----          ---------          ---------------                 -------
Patrick G. Blanchard (1)             1997           29,000(2)                  --                          --
Chief Executive Officer

Heyward Horton, Jr.(3)               1997          115,000(4)               3,450(5)                    5,000
Chief Executive Officer              1996          115,000(4)               1,760(5)                       --
                                     1995           98,487(4)                 863(5)                       --

Luther P. Powell, Jr.                1995           48,917                     --                          --
Interim Chief Executive
   Officer(6)

-------------------------

*   All compensation was paid by the Bank.
(1) Mr. Blanchard was named Chief Executive Officer of the Company on October 8, 1997.
(2) Only covers the period from October 8, 1997 through December 31, 1997. Does not include automobile allowance and insurance premiums as such amounts do not exceed the lesser of either (i) $50,000 or (ii) 10% of Mr. Blanchard's total annual compensation.
(3) Mr. Horton was named Chief Executive Officer of the Bank on February 15, 1995 and continues to serve in that capacity. Mr. Horton served as Chief Executive Officer of the Company from the commencement of operations in February 1997 until October 8, 1997. See "MANAGEMENT -- Directors, Appointed Directors and Executive Officers of the Company and the Bank."
(4) Does not include club dues, automobile allowance and insurance premiums as such amounts do not exceed the lesser of either (i) $50,000 or (ii) 10% of Mr. Horton's total annual compensation.
(5) Represents deferred compensation paid during the fiscal year. Mr. Horton's deferred compensation consists of matching contributions to the Bank's 401(k) Plan implemented April 1, 1994. All full-time employees of the Bank are eligible to participate in the 401(k) Plan after one year of service and having attained the age 21. A one-time open enrollment for all full-time employees was permitted on the semi-annual enrollment of July 1, 1995. The Bank matches 50% of the employee contribution up to a maximum of 3% of the employee's annual salary. In addition to the 6% of annual salary for which the Bank provides the match, the employee may elect to contribute up to an additional 9% of annual salary (total 15%). Income taxes are deferred on both the employee's and the Bank's contributions. Vesting on the Bank's contribution is based on a graduated scale, and full vesting occurring after completion of six years of participation in the 401(k) Plan. Credit toward vesting requirements was given for all prior service to all eligible employees upon implementation of the 401(k) Plan.
(6) Mr. Powell served as Interim Chief Executive Officer of the Bank from November 23, 1994 until February 15, 1995.

EMPLOYMENT AGREEMENTS

        On October 6, 1997, the Company and the Bank entered into an employment agreement with Patrick G. Blanchard, pursuant to which Mr. Blanchard serves as President and Chief Executive Officer of the Company and Vice Chairman of the Bank. Mr. Blanchard's employment agreement is for a term of approximately three years. Beginning on February 28, 1998 and on the last day of February of each succeeding calendar year, the term of Mr. Blanchard's employment agreement will be automatically extended for three years, upon a determination by the Company and the Bank Boards that Mr. Blanchard's employment agreement should be extended.

        Mr. Blanchard's employment agreement provides Mr. Blanchard with an annual base salary of $120,000 per year. In addition, Mr. Blanchard's employment agreement provides an incentive bonus of $12,000 if the Bank meets specific performance goals. Stock options are also provided under Mr.Blanchard's employment agreement. Mr.Blanchard will be granted options to purchase a number of shares of Common Stock equal to 2.5% of the number of shares sold in the offering at an exercise price of $13.50 per option subject, however, to a vesting schedule based principally on certain performance criteria of the Bank. The vesting schedule is as follows: 25% upon the closing of the offering, 25% at the end of the calendar year when the Bank's average assets exceed $100 million, 25% at the end of the calendar year when the Bank's average assets exceed $150 million and 25% at the end of the calendar year when the Bank's average assets exceed $200 million. Each stock option expires on the tenth anniversary of the date of grant; provided, however, that in the event Mr.Blanchard's employment is terminated, Mr.Blanchard shall have 90 days to exercise those options which have vested pursuant to the vesting schedule previously described. Mr. Blanchard is also provided with an automobile as well as other customary fringe benefits, such as insurance coverage and vacation.

        Under Mr. Blanchard's employment agreement, in the event Mr. Blanchard's employment is terminated in connection with or within three years after any "change of control" (as defined in Mr. Blanchard's employment agreement) of the Company, other than for "cause" (as is also defined in Mr.Blanchard's employment agreement), Mr. Blanchard is entitled to receive either a lump sum cash amount or monthly cash payments equal to two times the annual compensation received by him for the preceding year prior to the change in control plus an amount representing the "in the money" portion of any unexercised stock options (defined as the excess, if any, of the fair market value of the Common Stock underlying Mr. Blanchard's stock options (if any) minus the option price) whether or not then exercisable, granted to Mr. Blanchard. Further, if Mr. Blanchard resigns within three years following a change in control of the Company (i) due to the reduction in the rate of his regular compensation to an amount below the rate of his regular compensation as in effect immediately prior to the change in control, or (ii) because he is required to relocate to a county other than Richmond (Augusta), Columbia or McDuffie County, Georgia, in which he was employed immediately prior to the change in control, or (iii) due a reduction in his duties, title and/or responsibilities, as were previously set prior to the change in control, Mr. Blanchard will be entitled to receive either a lump sum cash amount or monthly cash payments equal to two times the annual compensation received by him for the preceding year prior to the change in control plus an amount representing the in the money portion of any unexercised stock options whether or not then exercisable, granted to Mr. Blanchard. If Mr.Blanchard resigns for no reason within three years following a change in control of the Company, Mr.Blanchard will be entitled to receive a lump sum cash amount equal to the annual compensation received by him for the preceding year prior to the change in control, plus the in the money portion of any unexercised stock options whether or not then exercisable. The proceeding change in control provisions remain in effect for three years and automatically renew for an additional three years on each anniversary thereof, unless Mr. Blanchard is otherwise notified to the contrary 30 days prior to such anniversary by the Company, in which case the provisions terminate two years from such anniversary.

         Mr. Blanchard's employment agreement further provides that Mr. Blanchard's employment with the Company will terminate upon death or disability, and is terminable for cause. If Mr. Blanchard's employment is terminated without cause, as liquidated damages and in lieu of all claims, Mr. Blanchard is entitled to a continuation of his base salary and insurance benefits for a period of one year, or until Mr. Blanchard is employed in a full-time position, whichever occurs first. Mr. Blanchard's employment agreement also contains non-compete and non-solicitation provisions, effective through the date of termination of employment and for a period of one year thereafter.

        The Company also has an employment agreement with Heyward Horton, Jr., pursuant to which Mr. Horton serves as President and Chief Executive Officer of the Bank. Mr. Horton's employment agreement is for a term of approximately three years. On the last day of February of each year, the term of Mr. Horton's employment agreement is automatically extended for three years, upon a determination by the Company and Bank Boards that Mr. Horton's employment agreement should be extended.

        Mr. Horton's employment agreement provides Mr. Horton with an annual base salary of $115,000 per year. In addition, Mr. Horton's employment agreement provides certain incentive bonuses (which do not exceed 20% of Mr. Horton's annual base salary), if the Bank meets specific performance goals. Under the employment agreement, Mr. Horton is provided with an automobile as well as other customary fringe benefits, such as insurance coverage and vacation.

        Under Mr. Horton's employment agreement, in the event Mr. Horton's employment is terminated in connection with or within three years after any change in control (as defined in Mr. Horton's employment agreement) of the Company, other than for a material violation of a written policy of the Company, or any dishonesty or willful misconduct, Mr. Horton is entitled to receive either a lump sum cash amount or monthly cash payments equal to two times the compensation received by him immediately prior to the change in control plus an amount representing the "in the money" portion of any unexercised stock options (defined as the excess, if any, of the fair market value of the Common Stock underlying Mr. Horton's stock options (if any) minus the option price) whether or not then exercisable, granted to Mr. Horton. Further, if Mr. Horton resigns within three years following a change of control of the Company (i) due to a reduction in the rate of his regular compensation to an amount below the rate of his regular compensation as in effect immediately prior to the change in control, or (ii) because he is required to relocate to a county other than McDuffie County, Georgia in which he was employed immediately prior to the change in control, or (iii) due to a reduction in his duties, title, and/or responsibilities, as were previously set prior to the change in control, Mr. Horton will be entitled to receive either a lump sum cash amount or monthly cash payments equal to two times the annual compensation received by him for the preceding year prior to the change in control, plus an amount representing the in the money portion of any unexercised stock options whether or not then exercisable, granted to Mr. Horton. If Mr.Horton resigns for no reason within three years following a change in control of the Company, Mr.Horton will be entitled to receive a lump sum cash amount equal to the compensation received by him for the preceding year prior to the change in control, plus the in the money portion of any unexercised stock options whether or not then exercisable. The preceding change in control provisions remain in effect for three years and automatically renew for an additional three years on each anniversary thereof, unless Mr. Horton is otherwise notified to the contrary 30 days prior to such anniversary by the Company, in which case the provisions terminate two years from such anniversary.

        Mr. Horton's employment agreement provides that Mr. Horton's employment with the Company will terminate upon death or disability, and is terminable for "cause" (as defined in Mr. Horton's employment agreement). If Mr. Horton's employment is terminated without cause, as liquidated damages and in lieu of all claims, Mr. Horton is entitled to a continuation of his base salary and insurance benefits for a period of not less than six months, or until Mr. Horton is employed in a full-time position, whichever occurs first. Mr. Horton's employment agreement also contains non-compete and non-solicitation provisions, effective through the date of termination of employment and for a period of one year thereafter.

SEVERANCE AGREEMENTS

        J. Harold Ward, Jr., Senior Vice President and Chief Financial Officer of the Company as well as Joseph E. Gore, Executive Vice President and Senior Credit Officer of the Company, have entered into severance agreements with the Company on terms substantially similar to the change of control provisions contained in Messrs. Blanchard's and Horton's employment agreements. Messrs. Ward and Gore, however, do not have employment agreements with the Company.

STOCK OPTION PLAN

        Prior to the consummation of the Reorganization, on February 12, 1997, the Bank Board adopted the 1997 Stock Option Plan (the "Plan") for eligible directors, officers, and key employees of the Bank. On April 28, 1997, the shareholders of the Bank, at the Bank's Annual Meeting of Shareholders, duly approved and authorized the Plan. Pursuant to the Reorganization, the Company adopted the Plan and shares of Bank common stock reserved for issuance under the Plan became shares of Company Common Stock. The Plan provides for the grant of both incentive and nonqualified stock options. The purpose of the Plan is to encourage and enable participating directors, officers and key employees to remain in the employ of, and to give a greater effort on behalf of, the Company and the Bank. The shares of Common Stock available for issuance under the Plan may, at the election of the Company Board, be either treasury shares or shares originally issued for such purpose. The maximum number of shares which shall be reserved and made available for sale under the Plan is 100,000. Any shares subject to an option which for any reason expires or is terminated may again be subject to an option under the Plan. Under the Plan, options may be granted only to directors, officers, key employees and consultants or advisors of the Company and the Bank who are in a position to contribute significantly to the effective management and operation of the Company and the Bank. Only officers and employees of the Company and the Bank, however, are eligible to receive incentive stock options under the Plan. The Plan is administered by the Company Board or by a committee comprised of no fewer than two members appointed by the Company Board from among its members (the "Committee"). Members of the Committee are "Non- Employee Directors" as such term is defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Subject to the provisions of the Plan, and with the exception of certain nonqualified options granted to Non-Employee Directors, the Company Board or the Committee has the authority to determine the individuals to whom options shall be granted and to determine exercise prices, vesting requirements, the term of and the number of shares covered by each option.

        The following table presents information regarding grants to the named person of options to purchase shares of the Common Stock as of December 31, 1997.

                     OPTIONS GRANTS AS OF DECEMBER 31, 1997

                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF STOCK
                                                                                                PRICE APPRECIATION FOR
                                                      INDIVIDUAL GRANTS                             OPTION TERM(1)
                                                 --------------------------                     ----------------------

                                                   % OF TOTAL
                                    NUMBER OF       OPTIONS
                                    SECURITIES     GRANTED TO
                                    UNDERLYING     EMPLOYEES
                                     OPTIONS         AS OF         EXERCISE      EXPIRATION
          NAME                       GRANTED        12/31/97        PRICE          DATE            5%           10%
------------------------             -------        --------       -------        ------          ----         ----
Heyward Horton, Jr.                  5,000(2)         59%           $12.10        6/11/07       $38,047       $96,421

------------------------------------


(1) The dollar amounts under these columns represent the potential realizable value of each option assuming that the market price of the common stock appreciates in value from the date of grant for the full 10 year term at the 5% and 10% annualized rates prescribed by regulation and therefore are not intended to forecast possible future appreciation, if any, of the price of the common stock.

(2) The indicated options expire ten years from date of grant and become exercisable as to 40% after three years of employment with the Bank (February 1998) and at the rate of 20% per annum thereafter.

         The following table provides certain information concerning each exercise of stock options under the Plan as of December 31, 1997, by the named person and the December 31, 1997 value of unexercised options held by such person:

                       AGGREGATED OPTION EXERCISES AS OF
                         DECEMBER 31, 1997 AND VALUES

                                                  NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                                                       UNDERLYING                          IN-THE-MONEY
                                                  UNEXERCISED OPTIONS                        OPTIONS
                                                     AS OF 12/31/97                       AS OF 12/31/97
                                                      EXERCISABLE/                         EXERCISABLE/
          NAME                                       UNEXERCISABLE                       UNEXERCISABLE(1)
          ----                                       -------------                       ----------------
Heyward Horton, Jr.                                     0/5,000                               $0/$0

------------------------------------


(1) Dollar values calculated by determining the difference between the estimated fair market value of the Company's Common Stock at December 31, 1997 ($11.47) and the exercise price of such options. Because no organized trading market exists for the Common Stock of the Company, the fair market value was computed by reference to the book value of the Common Stock as of December 31, 1997.

                              CERTAIN TRANSACTIONS

        The Bank extends loans from time to time to certain of its directors, executive officers, their associates and members of the immediate families of such directors and executive officers. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the Bank and do not involve more than the normal risks of collectibility or present other unfavorable features.

                          DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of the Company consists of 9,000,000 shares of Common Stock, $.001 par value of which 635,380 shares are presently issued and outstanding and 1,000,000 shares of preferred stock, $.001 par value of which no shares are presently issued and outstanding.

COMMON STOCK

        The holders of Common Stock are entitled to elect the members of the Company Board and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Company. No holder of any class of stock of the Company has preemptive rights with respect to the issuance of shares of that or any other class of stock and the Common Stock is not entitled to cumulative voting rights with respect to the election of directors.

        The holders of Common Stock are entitled to dividends and other distributions if, as, and when declared by the Company Board out of assets legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holder of each share of Common Stock will be entitled to share equally in the distribution of the Company's assets. The holders of Common Stock are not entitled to the benefit of any sinking fund provision. The shares of Common Stock are not subject to any redemption provisions, nor are they convertible into any other security or property of the Company. All outstanding shares of each class of Common Stock are, and the shares to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

        The Company is authorized to issue up to 1,000,000 shares of preferred stock. The Company Board has the power, without further action by the shareholders, to divide any and all shares of preferred stock into series and to fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidating and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuances of preferred stock by the Company Board may result in such shares having senior dividend and/or liquidation preferences to the holders of shares of Common Stock and may dilute the voting rights of such holders. Issuances of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting rights of holders of the Common Stock. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the issuance of preferred stock may be used as an "anti-takeover" device without further action on the part of the shareholders of the Company. See " - Certain Anti-Takeover Provisions in Articles of Incorporation." No shares of preferred stock have been issued and the Company has no present plans to issue any shares of preferred stock.

CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND BYLAWS

        Classified Board of Directors. The Company Board presently consists of 10 directors. The directors are divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire Company Board. The term of the Company's initial Class I directors expires at the Company's first Annual Meeting of Shareholders; the term of the Company's initial Class II directors expires at the Company's second Annual Meeting of Shareholders; and the term of the Company's initial Class III directors expires at the Company's third Annual Meeting of Shareholders. At each Annual Meeting of Shareholders, successors to the class of directors whose term expires at the Annual Meeting will be elected for a three-year term. If the number of directors is changed, an increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office until the next Annual Meeting of Shareholders, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Except in the case of removal from office, any vacancy on the Company Board, will be filled by a majority vote of the remaining directors then in office.

        Because the Company has a classified Board of Directors, as many as two consecutive Annual Meetings of Shareholders may be required to replace a majority of the number of directors on the Company Board and thus gain control of the Company. As a consequence, the classified Board of Directors makes it more difficult for a person, entity or group to effect a change in control of the Company through the acquisition of a large block of the Company's voting stock.

        Requirement for Supermajority Approval of Transactions. The Company's Articles of Incorporation contain provisions requiring supermajority approval to effect certain extraordinary corporate transactions which are not approved by the Company Board. The Articles of Incorporation require the affirmative vote or consent of the holders of at least two-thirds (662/3%) of the shares of each class of stock of the Company entitled to vote in elections of directors to approve any merger, consolidation, disposition of all or a substantial part of the assets of the Company or a subsidiary of the Company, exchange of securities requiring shareholder approval or liquidation of the Company, if any person who together with his affiliates and associates owns beneficially 5% or more of any voting stock of the Company ("Interested Person") is a party to the transaction; provided that such approval is not required if three-fourths (75%) of the entire Company Board has approved the transaction. In addition, the Articles of Incorporation require the separate approval by the holders of at least a majority (50%) of the shares of each class of stock of the Company entitled to vote in elections of directors which are not beneficially owned, directly or indirectly, by an Interested Person, of any merger, consolidation, disposition of all or a substantial part of the assets of the Company or a subsidiary of the Company, or exchange of securities requiring shareholder approval ("Business Combination"), if an Interested Person is a party to such transaction; provided, that such approval is not required if (a) the consideration to be received by the holders of the stock of the Company meets certain minimum levels determined by a formula contained in the Articles of Incorporation (generally the highest price paid by the Interested Person for any shares which he has acquired), (b) there has been no reduction in the average dividend rate from that which obtained prior to the time the Interested Person became such, and (c) the consideration to be received by shareholders who are not Interested Persons shall be paid in cash or in the same form as the Interested Person previously paid for shares of such class of stock. These provisions of the Company's Articles of Incorporation may be amended, altered or repealed only by the affirmative vote or consent of the holders of not less than eighty percent (80%) of the shares of each class of stock of the Company entitled to vote in elections of directors.

        Constituency Considerations. The Company's Articles of Incorporation provide for the right of the Company Board to consider the interests of various constituencies, including employees, customers, suppliers and creditors of the Company as well as the communities in which the Company is located, in addition to the interests of the Company and its shareholders, in discharging its duties in determining what is in the Company's best interests.

        The effect of the above provisions is to make it more difficult for a person, entity or group to effect a change in control of the Company through the acquisition of a large block of the Company's voting stock.

        Limitation of Directors' Liability. The Company's Articles of Incorporation eliminate, subject to certain exceptions, the personal liability of directors to the Company or its shareholders for monetary damages for breaches of such directors' duty of care or other duties as a director. The Articles of Incorporation do not provide for the elimination of or any limitation on the personal liability of a director for (i) any appropriation, in violation of the director's duties, of any business opportunity of the Company,
(ii) acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions or (iv) any transaction from which the director received an improper benefit. In addition, the Company's Bylaws provide broad indemnification rights to directors and officers so long as the director or officer acted in a manner believed in good faith to be in, or not opposed to, the best interests of the Company, and with respect to criminal proceedings, if the director had no reasonable cause to believe his or her conduct was unlawful. These provisions of the Articles of Incorporation and Bylaws generally limit the remedies available to a shareholder who is dissatisfied with a decision by the Company protected by these provisions. Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                LEGAL PROCEEDINGS

        There are no material pending legal proceedings to which the Company or the Bank is a party or of which any of their properties are subject; nor are there material proceedings known to the Company to be contemplated by any governmental authority; nor are there material proceedings known to the Company, pending or contemplated, in which any director, officer or affiliate or any principal security holder of the Company, or any associate of any of the foregoing is a party or has an interest adverse to the Company or the Bank.

                                  LEGAL MATTERS

        Certain legal matters in connection with the shares of Common Stock offered hereby have been passed upon for the Company by Smith, Gambrell & Russell, LLP, Atlanta, Georgia, counsel to the Company.

                                     EXPERTS

        The financial statements of the Bank as of December 31, 1996 and 1995 included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the report of Cherry, Bekaert & Holland, L.L.P., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents previously filed with the Commission (File
No. 0-22981) pursuant to the 1934 Act are hereby incorporated in this Prospectus by reference:

        1. The Company's Registration Statement on Form 8-A dated August 14,
1997;

        2. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; and

        3. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to the Secretary, Georgia-Carolina Bancshares, Inc., P.O. Box 1560, Thomson, Georgia30824, telephone number (706) 595-1600.

                              AVAILABLE INFORMATION

         The Company is subject to certain informational requirements of the 1934 Act and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Web site, containing such reports, proxy and information statements and other information regarding the Company, at http://www.sec.gov.

         The Company has filed a Registration Statement on Form SB-2 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

                          INDEX TO FINANCIAL STATEMENTS



GEORGIA-CAROLINA BANCSHARES, INC.                                                                           PAGE NO.
---------------------------------                                                                           --------

Condensed Consolidated Balance Sheet as of September 30, 1997...............................................    F-2

Condensed Consolidated Statements of Income
for the Three Months Ended September 30, 1997 and 1996,
and the Nine Months Ended September 30, 1997 and 1996.......................................................    F-3

Condensed Consolidated Statement of Cash Flows,
for the Nine Months Ended September 30, 1997 and 1996.......................................................    F-4

Notes to Condensed Consolidated Financial Statements........................................................    F-5




MCDUFFIE BANK & TRUST
---------------------

Report of Cherry, Bekaert & Holland, L.L.P., Independent
        Certified Public Accountants........................................................................    F-7

Statements of Financial Condition as of December 31, 1996 and 1995..........................................    F-8

Statement of Income (Loss) for the years ended
        December 31, 1996, 1995 and 1994....................................................................    F-9

Statements of Shareholders' Equity for the years
ended December 31, 1996, 1995 and 1994......................................................................   F-10

Statements of Cash Flows for the years ended
December 31, 1996, 1995 and 1994............................................................................   F-11

Notes to Financial Statements...............................................................................   F-12

                        GEORGIA-CAROLINA BANCSHARES, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                   (UNAUDITED)
                             (dollars in thousands)

ASSETS

Cash and due from banks                                                              $ 1,132
Federal funds sold                                                                     5,080
Interest-bearing deposits in banks                                                       199
Securities available for sale                                                         11,219
Loans, net of allowance for loan losses of $883                                       17,887
Bank premises and fixed assets                                                         1,439
Accrued interest receivable                                                              308
Foreclosed real estate, net of allowance                                                 452
Deferred tax benefit                                                                     261
Other assets                                                                             100
                                                                                     -------

         TOTAL ASSETS                                                                $38,077
                                                                                     =======

LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS:
     Non-interest bearing                                                            $ 3,786
     Interest-bearing:
         NOW accounts                                                                  4,776
         Savings                                                                       1,688
         Money market accounts                                                         2,720
         Time deposits of $100,000, and over                                           4,681
         Other time deposits                                                          12,900
                                                                                     -------
              Total deposits                                                          30,551

Accrued expenses and other liabilities                                                   334
                                                                                     -------
         TOTAL LIABILITIES                                                            30,885
                                                                                     -------

STOCKHOLDERS' EQUITY:
     Preferred stock, par value $.001; 1,000,000 shares authorized; none issued           --
     Common stock, par value $.001; 9,000,000 shares authorized;
      635,380 shares issued and outstanding                                                1
     Additional paid-in capital                                                        6,355
     Retained earnings                                                                   879
     Unrealized loss on securities available-for-sale, net of tax                        (43)
                                                                                     -------
         TOTAL STOCKHOLDERS' EQUITY                                                    7,192
                                                                                     -------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $38,077
                                                                                     =======






See notes to condensed consolidated financial statements.

                        GEORGIA-CAROLINA BANCSHARES, INC.

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)
                (dollars in thousands, except per share amounts)


                                                                            Three           Nine           Three           Nine
                                                                            Months         Months          Months         Months
                                                                            Ended          Ended           Ended          Ended
                                                                         September 30,  September 30,   September 30,  September 30,
                                                                              1997          1997           1996            1996
                                                                         -------------  -------------   -------------  ------------
INTEREST INCOME:
     Interest and fees on loans                                              $  494        $1,513        $   556         $1,632
     Interest on taxable securities                                             161           504            181            503
     Interest on nontaxable securities                                           21            67             24             71
     Interest on Federal funds sold                                              57            96             19             76
     Interest on deposits in other banks                                          4             9              7             15
                                                                             ------        ------        -------         ------
         TOTAL INTEREST INCOME                                                  737         2,189            787          2,297
                                                                             ------        ------        -------         ------

INTEREST EXPENSE
     Interest on time deposits of $100,000 or more                               73           206             87            204
     Interest on other deposits                                                 234           689            260            839
     Interest on Federal funds purchased                                         --             2             --             --
                                                                             ------        ------        -------         ------
         TOTAL INTEREST EXPENSE                                                 307           897            347          1,043
                                                                             ------        ------        -------         ------

         NET INTEREST INCOME                                                    430         1,292            440          1,254

PROVISION FOR LOAN LOSSES                                                         3            15              6             53
                                                                             ------        ------        -------         ------

         NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                    427         1,277            434          1,201
                                                                             ------        ------        -------         ------

NONINTEREST INCOME
     Service charges on deposits                                                 51           162             64            179
     Other income                                                                13            33             17             37
     Net realized gain (loss), sales of available-for-sale securities             2             2             (7)             1
                                                                             ------        ------        -------         ------
                                                                                 66           197             74            217
                                                                             ------        ------        -------         ------

NONINTEREST EXPENSE
     Salaries and employee benefits                                             213           602            179            538
     Occupancy expenses                                                          42           121             68            157
     Other expenses                                                             191           453            129            367
                                                                             ------        ------        -------         ------
                                                                                446         1,176            376          1,062
                                                                             ------        ------        -------         ------

INCOME BEFORE INCOME TAXES                                                       47           298            132            356

INCOME TAX EXPENSE                                                               13            93             41            109
                                                                             ------        ------        -------         ------

     NET INCOME                                                              $   34        $  205        $    91         $  247
                                                                             ======        ======        =======         ======

NET INCOME PER SHARE OF COMMON STOCK                                         $  .05        $  .32        $   .14         $  .39
                                                                             ======        ======        =======         ======

DIVIDENDS PER SHARE OF COMMON STOCK                                          $   --        $  .20        $    --         $  .10
                                                                             ======        ======        =======         ======



See notes to condensed consolidated financial statements.

                        GEORGIA-CAROLINA BANCSHARES, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                             (dollars in thousands)

                                                                                                  Nine Months
                                                                                               Ended September 30
                                                                                             -----------------------
                                                                                               1997           1996
                                                                                             -------         -------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                              $   205         $   247
     Adjustments to reconcile net income to net cash provided by operating activities
         Depreciation and amortization                                                            62              90
         Provision for loan loss                                                                  15              53
         Deferred income tax                                                                      32             104
         Adjustment to foreclosed real estate                                                      5               2
         Net decrease in accrued interest receivable                                             101              14
         Net (increase) decrease in other assets                                                 (52)             12
         Net increase in other liabilities                                                        95              59
                                                                                             -------         -------
              NET CASH PROVIDED BY OPERATING ACTIVITIES                                          463             581
                                                                                             -------         -------

CASH FLOWS FROM INVESTING ACTIVITIES
     Net (increase) decrease in federal funds sold                                            (3,660)          5,950
     Net increase in interest-bearing deposits with banks                                        (99)           (398)
     Net (increase) decrease in loans, net                                                     2,085          (1,272)
     Purchases of available for sale securities                                               (1,726)         (5,360)
     Proceeds from sales and maturities of available-for-sale securities                       3,085           3,204
     Net purchases of premises and equipment                                                     (61)            (41)
     Proceeds from sale of foreclosed real estate                                                188              --
                                                                                             -------         -------
              NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                               (188)          2,083
                                                                                             -------         -------

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in federal funds purchased                                                      --             270
     Net decrease in deposits                                                                   (104)         (2,783)
     Dividends paid                                                                             (127)            (63)
                                                                                             -------         -------
              NET CASH USED IN FINANCING ACTIVITIES                                             (231)         (2,576)
                                                                                             -------         -------

NET INCREASE IN CASH AND DUE FROM BANKS                                                           44              88

CASH AND DUE FROM BANKS AT BEGINNING OF PERIOD                                                 1,088           2,640
                                                                                             -------         -------

CASH AND DUE FROM BANKS AT END OF PERIOD                                                     $ 1,132         $ 2,728
                                                                                             =======         =======




See notes to condensed consolidated financial statements.

                        GEORGIA-CAROLINA BANCSHARES, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

The accompanying financial statements include the accounts of Georgia-Carolina Bancshares, Inc. (the "Company") and its wholly-owned subsidiary, McDuffie Bank & Trust (the "Bank"). Significant intercompany transactions and accounts are eliminated in consolidation.

The financial statements as of and for the three and nine months ended September 30, 1997 and 1996 are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Bank's annual report for the year ended December 31, 1996.

The financial information included herein reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary to a fair presentation of the financial position and results for interim periods.

NOTE 2 - REORGANIZATION OF THE BUSINESS

On June 6, 1997, the Bank's plan of corporate reorganization (the "Reorganization"), under which the Bank became a wholly-owned subsidiary of the Company was consummated. Consummation of the Reorganization was conditioned upon
(i) the approval by the shareholders of the Bank as required by law and (ii) the receipt of any required regulatory approvals, including approvals from the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance.

The Reorganization was accomplished by merging Pinnacle Interim Corp. ("Interim") with the Bank under the Bank's charter and with the title of McDuffie Bank & Trust. On June 6, 1997, each outstanding share of common stock of the Bank was effectively exchanged for one share of common stock of the Company. As a result, the shareholders of the Bank became shareholders of the Company and the Bank became a wholly-owned subsidiary of the Company. Further, the officers and directors of the Bank became the officers and directors of the Company.

NOTE 3 - EARNINGS PER SHARE

Earnings per share are calculated on the basis of the weighted average number of shares outstanding in accordance with Accounting Principles Board "APB" Opinion No. 15. Fully diluted earnings per share are not presented because stock options outstanding are not materially dilutive and did not effect presented earnings per share.

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standard "SFAS" No. 128, "Earnings Per Share". This Statement provides for changes in the calculation and presentation of earnings per share information and is effective for interim and annual financial statements of periods ending after December 15, 1997. Management of the Company has not yet determined the effect of the adoption of this Statement on the consolidated financial statements.

                        GEORGIA-CAROLINA BANCSHARES, INC.

                               SEPTEMBER 30, 1997
                                   (UNAUDITED)

NOTE 4 - STOCK OPTION PLAN

On April 28, 1997, at the Annual Meeting of shareholders of the Bank, the Bank's shareholders adopted an employee stock option plan (the "Plan") that provides incentive stock options and nonqualified stock options to directors and key employees of the Bank. On the effective date of the Reorganization, the Plan was transferred to the Company and was renamed the "Pinnacle Bancshares, Inc. 1997 Stock Option Plan". During the quarter ended September 30, 1997, options on 8,500 shares of stock were granted to key employees of the Bank and the Company.

The Company has adopted SFAS 123, "Accounting for Stock-Based Compensation". SFAS 123 establishes a "fair-value" based method of accounting for stock-based compensation plans. SFAS 123 encourages entities to adopt the fair-value method in place of the intrinsic value method currently in effect under the provisions of APB Opinion No. 25.

Under the fair value method of accounting, all arrangements under which employees receive shares of stock or other equity instruments or under which employers incur liabilities to employees in amounts based on the price of its stock result in the measurement of compensation cost at the grant date of the award which is recognized over the service period, usually the vesting period. Under the intrinsic value method, compensation cost is measured by the excess of the quoted market price of the stock, if any, over the amount the employee must pay to acquire the stock.

As permitted by SFAS 123, the Company has elected to continue its current method of using the intrinsic value method. However, the Company will be required to present pro forma disclosures of net income and earnings per share as if the Company had adopted the recognition provisions of SFAS 123 beginning with the 1997 Form 10-KSB and related financial statements.

               [LETTERHEAD OF CHERRY, BEKAERT & HOLLAND, L.L.P.]


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
MCDUFFIE BANK & TRUST
Thomson, Georgia


We have audited the accompanying statements of financial condition of MCDUFFIE BANK & TRUST as of December 31, 1996 and 1995, and the related statements of income (loss), changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of McDuffie Bank & Trust as of December 31, 1996 and 1995, and the results of its operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                    /s/ Cherry, Bekaert & Holland, L.L.P.


Augusta, Georgia
February 7, 1997

                              MCDUFFIE BANK & TRUST

                        STATEMENTS OF FINANCIAL CONDITION

                           DECEMBER 31, 1996 AND 1995
                             (dollars in thousands)


                                     ASSETS
                                                                                   1996           1995
                                                                                 -------        -------
Cash and due from banks                                                          $ 1,088        $ 2,640
Federal funds sold                                                                 1,420          5,950
Interest-bearing deposits in banks                                                   100            198
Securities available-for-sale at fair value                                       12,603         10,989
Loans, net of unearned income and reserve for loan losses                         20,116         19,942
Bank premises and fixed assets                                                     1,440          1,541
Accrued interest receivable                                                          409            393
Foreclosed real estate, net                                                          516            417
Deferred tax benefit, net of valuation allowance                                     286            306
Other assets                                                                          47             74
                                                                                 -------        -------


     TOTAL ASSETS                                                                $38,026        $42,450
                                                                                 =======        =======


                      LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
     Non-interest bearing                                                        $ 3,096        $ 2,804
     Interest-bearing:
         NOW accounts                                                              4,959          8,493
         Savings                                                                   2,007          1,712
         Money Market accounts                                                     2,178          2,755
         Time deposits over $100,000                                               4,746          4,790
         Other time deposits                                                      13,669         14,766
                                                                                 -------        -------
              Total deposits                                                      30,655         35,320
Accrued expenses and other liabilities                                               239            193
                                                                                 -------        -------
              Total liabilities                                                   30,894         35,513
                                                                                 -------        -------

Commitments and contingent liabilities

Stockholders' equity:
     Common stock, par value $5.00; 10,000,000 shares authorized;
      635,380 shares issued and outstanding                                        3,177          3,177
     Additional paid-in capital                                                    3,178          3,178
     Retained earnings                                                               801            540
     Unrealized gain (loss) on securities available-for-sale, net of tax             (24)            42
                                                                                 -------        -------
              Total stockholders' equity                                           7,132          6,937
                                                                                 -------        -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $38,026        $42,450
                                                                                 =======        =======

See notes to financial statements.

                              MCDUFFIE BANK & TRUST

                           STATEMENTS OF INCOME (LOSS)

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (dollars in thousands)

                                                                         1996        1995          1994
                                                                        ------      ------        ------
INTEREST INCOME
  Interest and fees on loans                                            $2,178      $2,351        $2,463
  Interest on taxable securities                                           677         630           554
  Interest on nontaxable securities                                         95          42            35
  Interest on Federal funds sold                                            87         145            66
  Interest on deposits in other banks                                       16          26            67
                                                                        ------      ------        ------
          TOTAL INTEREST INCOME                                          3,053       3,194         3,185
                                                                        ------      ------        ------

INTEREST EXPENSE
  Interest on time deposits of $100,000, or more                           310         278           156
  Interest on other deposits                                             1,074       1,130         1,009
  Interest on federal funds purchased                                        1           3             2
                                                                        ------      ------        ------
          TOTAL INTEREST EXPENSE                                         1,385       1,411         1,167
                                                                        ------      ------        ------

          NET INTEREST INCOME                                            1,668       1,783         2,018

PROVISION FOR LOAN LOSSES                                                   56         240         1,727
                                                                        ------      ------        ------

          NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            1,612       1,543           291
                                                                        ------      ------        ------

NONINTEREST INCOME
  Service charges on deposits                                              239         234           247
  Other income                                                              52          57            63
  Net realized gain (loss), sales of available-for-sale securities           1         (30)           --
                                                                        ------      ------        ------
                                                                           292         261           310
                                                                        ------      ------        ------
NONINTEREST EXPENSE
  Salaries and employee benefits                                           714         769           740
  Occupancy expenses                                                       231         218           200
  Other expenses                                                           520         590           489
                                                                        ------      ------        ------
                                                                         1,447       1,577         1,429
                                                                        ------      ------        ------

INCOME (LOSS) BEFORE INCOME TAXES                                          457         227          (828)

INCOME TAX BENEFIT (EXPENSE)                                               132          73          (320)
                                                                        ------      ------        ------

          NET INCOME (LOSS)                                             $  325      $  154        $ (508)
                                                                        ======      ======        ======

NET INCOME (LOSS) PER SHARE OF COMMON STOCK                             $ 0.51      $ 0.24        $(0.78)
                                                                        ======      ======        ======


See notes to financial statements.

                              MCDUFFIE BANK & TRUST

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (dollars in thousands)

                                                                                             Unrealized
                                                                                           Gain (Loss) on
                                                                                             Securities
                                              Common Stock          Additional              Available for       Total
                                              -------------          Paid-in     Retained    Sale, Net of    Shareholders'
                                             Shares    Par Value     Capital     Earnings   Deferred Taxes      Equity
                                            -------    ---------    ----------   --------   --------------   -------------
BALANCE, DECEMBER 31, 1993                  635,380      $3,177      $3,178      $ 1,021        $  --           $ 7,376

Net loss                                         --          --          --         (508)          --              (508)

Net change in unrealized (loss) on
 securities available-for-sale, net
 of taxes                                        --          --          --           --         (253)             (253)

Cash dividend of $.10 per share                  --          --          --          (64)          --               (64)
                                            -------      ------      ------      -------        -----           -------

BALANCE, DECEMBER 31, 1994                  635,380       3,177       3,178          449         (253)            6,551

Net income                                       --          --          --          154           --               154

Net change in unrealized (loss) on
 securities available-for-sale, net
 of taxes                                        --          --          --           --          295               295

Cash dividend of $.10 per share                  --          --          --          (63)          --               (63)
                                            -------      ------      ------      -------        -----           -------

BALANCE, DECEMBER 31, 1995                  635,380       3,177       3,178          540           42             6,937

Net income                                       --          --          --          325           --               325

Change in unrealized gain (loss) on
 securities available-for-sale, net of
 deferred taxes                                  --          --          --           --          (66)              (66)

Cash dividend of $.10 per share                  --          --          --          (64)          --               (64)
                                            -------      ------      ------      -------        -----           -------

BALANCE, DECEMBER 31, 1996                  635,380      $3,177      $3,178      $   801        $ (24)          $ 7,132
                                            =======      ======      ======      =======        =====           =======




See notes to financial statements.

                              MCDUFFIE BANK & TRUST

                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (dollars in thousands)

                                                                   1996          1995          1994
                                                                 -------       -------       -------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                              $   325       $   154       $  (508)
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
    Depreciation and amortization                                    151           119           120
    Provision for loan losses                                         56           240         1,727
    Net realized loss on available-for-sale securities                --            30            --
    Deferred income tax                                               60            73          (471)
    Adjustment to foreclosed real estate                              48            36            --
    Other gains and losses, net                                        2             7            (3)
    Net decrease (increase) in accrued interest receivable           (16)           52          (109)
    Net decrease (increase) in other assets                           26           106          (326)
    Net (decrease) increase in other liabilities                      46            32           (44)
                                                                 -------       -------       -------
       NET CASH PROVIDED BY OPERATING ACTIVITIES                     698           849           386
                                                                 -------       -------       -------

CASH FLOWS FROM INVESTING ACTIVITIES
  Net decrease in interest-bearing deposits with banks                98           492         1,232
  Net (increase) decrease in federal funds sold                    4,530        (5,010)        3,123
  Net (increase) decrease in loans, net                             (446)        3,632        (2,546)
  Purchase of available-for-sale securities                       (5,360)       (4,122)           --
  Proceeds from sales of available-for-sale securities               248         1,510            --
  Proceeds from maturities of available-for-sale securities        3,382         2,625            --
  Net decrease in securities to be held-to-maturity                   --            --         4,568
  Net (increase) in securities available-for-sale                     --            --        (6,703)
  Proceeds from sale of land                                          --            --            44
  Proceeds from sale of foreclosed real estate                        67            --            --
  Net purchases of premises and equipment                            (40)          (30)          (89)
                                                                 -------       -------       -------
       NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES         2,479          (903)         (371)
                                                                 -------       -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposits                             (4,665)        1,603           (68)
  Dividends paid                                                     (64)          (63)          (64)
                                                                 -------       -------       -------
       NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES        (4,729)        1,540          (132)
                                                                 -------       -------       -------

       NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS         (1,552)        1,486          (117)

CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                       2,640         1,154         1,271
                                                                 -------       -------       -------

CASH AND DUE FROM BANKS AT END OF YEAR                           $ 1,088       $ 2,640       $ 1,154
                                                                 =======       =======       =======


See notes to financial statements.

                              MCDUFFIE BANK & TRUST

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995
                             (dollars in thousands)


NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

McDuffie Bank & Trust (the "Bank") is located in Thomson, Georgia. Most of the Bank's loans and loan commitments have been granted to customers in the Thomson, Georgia and McDuffie County area. Many of the Bank's loan customers are also depositors of the Bank.

The Bank is subject to the regulations of Federal and state banking agencies and is periodically examined by them.

SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Bank conform to generally accepted accounting principles and general practices within the banking industry.

ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND DUE FROM BANKS - For purposes of reporting cash flows, cash and due from banks include cash on hand and amounts due from banks (including cash items in process of clearing). The Bank maintains due-from accounts with banks primarily located in Georgia. Balances generally exceed insured amounts.

INVESTMENT SECURITIES - The Bank's investments in securities are classified and accounted for as follows:

     Securities available-for-sale - Securities classified as available-for-sale are identified when acquired as being available-for-sale to meet liquidity needs or other purposes. They are carried at fair value with unrealized gains and losses, net of taxes, reported at a net amount as a separate component of stockholders' equity.

     Securities to be held-to-maturity - Securities classified as held-to-maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

The Bank has not classified any securities as trading.

Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

                             MCDUFFIE BANK & TRUST

                           DECEMBER 31, 1996 AND 1995
                             (dollars in thousands)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS AND RESERVE FOR LOAN LOSSES - Loans are principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest, except for unearned interest on discounted loans which is recognized as income over the term of the loan using a method that approximates a level yield.

Accrual of interest income is discontinued when a loan becomes 90 days past due as to principal and interest or when in management's judgment, the interest will not be collectible in the normal course of business. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current interest income. Interest income is subsequently recognized only to the extent cash payments are received.

Effective January 1, 1995, the Bank prospectively adopted Statement of Financial Accounting Standard (SFAS) No. 114, "Accounting by Creditors for the Impairment of a Loan", and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan
- Income Recognition and Disclosures; an amendment to SFAS No. 114." These Statements apply to all loans of the Bank that are identified for evaluation except for smaller-balance homogenous residential mortgage and consumer installment loans that are collectively evaluated by management for impairment. A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Management of the Bank evaluates the borrower's ability to pay, the value of any collateral, and other factors in determining when a loan is impaired. Management does not consider a loan to be impaired during a period of delay in payment if it is expected that the Bank will collect all amounts due including interest accrued at the contractual interest rate for the period of the delay.

Interest payments on impaired loans are applied to the remaining principal balance until the balance is fully recovered. Once principal is recovered, cash payments received are recorded as recoveries to the extent of any principal previously charged-off, and then as interest income.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans, including impaired loans, are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of certain specific loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to makes its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

FORECLOSED REAL ESTATE - Foreclosed real estate represents properties acquired through foreclosure or other proceedings. The property is held for sale and is recorded at the lower of the recorded amount of the loan or fair value of the properties less estimated costs of disposal. Any write-down at fair value at the time of foreclosure is charged to the allowance for loan losses. Property is evaluated regularly to ensure the carrying amount is supported by its current fair value. Foreclosed real estate is reported net of allowance for losses in the Bank's financial statements.

BANK PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation, computed by straight-line and declining balance methods over the estimated useful lives of the assets.

INCOME TAXES - Provisions for income taxes are based on amounts reported in the statements of income after exclusion of nontaxable income, such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method. Deferred taxes are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

EARNINGS PER SHARE - Earnings per share are calculated on the basis of the weighted average number of shares outstanding. Fully diluted earnings per share are not presented because stock options are not materially dilutive (1996) or are antidilutive (1995 and 1994).

                              MCDUFFIE BANK & TRUST

                           DECEMBER 31, 1996 AND 1995
                             (dollars in thousands)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS - The financial statements include disclosure of fair value information about the Bank's financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented are not intended to and do not represent the underlying value of the Bank.

The following methods and assumptions are used by the Bank in estimating fair values of financial instruments:

     Cash and due from banks, Federal funds sold and interest-bearing deposits in banks - Due to the short-term nature of these instruments, their estimated fair value approximates their carrying amounts.

     Available-for-sale and held-to-maturity securities - Estimated fair values are based on quoted market prices when available. Where quoted market prices are not available, quoted market prices of comparable instruments or discounted cash flow methods are used to estimate fair value.

     Loans - Fair values for loans are estimated by discounted cash flows using interest rates currently being offered by the Bank for loans with similar terms and similar credit quality.

     Deposit liabilities - Due to the short-term nature of demand and savings accounts, the estimated fair value of these instruments approximates their carrying amounts. Fair values for certificates of deposit are estimated by discounted cash flows using interest rates currently being offered by the Bank on certificates.

     Commitments to extend credit and standby letters of credit are not recorded until such commitments are funded. The value of these commitments are the fees charged to enter into such agreements. These commitments do not represent a significant value to the Bank until such commitments are funded. The Bank has determined that such instruments do not have a distinguishable fair value and no fair value has been assigned to these instruments.

                              MCDUFFIE BANK & TRUST

                           DECEMBER 31, 1996 AND 1995
                             (dollars in thousands)

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and fair values of securities owed as of December 31, are shown below:

                                                                1996
                                           ----------------------------------------------
                                                        Gross        Gross
                                           Amortized  Unrealized   Unrealized     Market
                                              Cost      Gains        Losses        Value
                                           ---------  ----------   ----------     -------
Available-for-sale securities:
  U.S. Government and agency securities     $ 7,840      $33         $ (51)       $ 7,822
  State, county and municipal securities      2,133       16            (4)         2,145
  Mortgage-backed securities                  2,668       22           (54)         2,636
                                            -------      ---         -----        -------

                                            $12,641      $71         $(109)       $12,603
                                            =======      ===         =====        =======


                                                                  1995
                                             ----------------------------------------------
                                                          Gross        Gross
                                             Amortized  Unrealized   Unrealized     Market
                                                Cost      Gains        Losses        Value
                                             ---------  ----------   ----------     -------
Available-for-sale securities:
  U.S. Government and agency securities        $ 6,426      $49        $ --         $ 6,475
  State, county and municipal securities         1,432       14          (5)          1,441
  Mortgage-backed securities                     3,064       22         (13)          3,073
                                               -------      ---        ----         -------

                                               $10,922      $85        $(18)        $10,989
                                               =======      ===        ====         =======


The amortized cost and fair value of securities as of December 31, 1996, by contractual maturity are shown below. Actual maturities may differ from contractual maturities in mortgaged-backed securities because the mortgages underlying the securities may be called or prepaid without penalty. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                            Securities
                                        Available-for-Sale
                                       ----------------------
                                       Amortized       Fair
                                          Cost        Value
                                       ---------     -------
One year or less                        $   350      $   351
After one year through five years         3,759        3,764
After five years through ten years        5,544        5,528
After ten years                             320          324
Mortgaged-backed securities               2,668        2,636
                                        -------      -------

                                        $12,641      $12,603
                                        =======      =======

Securities with a carrying amount of approximately $6.5 million and $5.7 million at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes.

                              MCDUFFIE BANK & TRUST

                           DECEMBER 31, 1996 AND 1995
                             (dollars in thousands)

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

Net realized gains (losses) on sales of securities available-for-sale were:

                     1996                               $  1
                     1995                                (30)
                     1994                                 -

The composition of interest income is summarized as follows:

                                            1996      1995      1994
                                            ----      ----      ----
U.S. government and agency securities       $677      $630      $554
State, county and municipal securities        95        42        35

NOTE 3 - LOANS

The composition of loans is summarized as follows:


                                      December 31
                                -----------------------
                                  1996           1995
                                --------       --------
Commercial and industrial       $  3,865       $  7,730
Real estate - construction         2,547          1,551
Real estate - mortgage            10,917          8,559
Consumer                           2,807          3,265
Federal funds sold, term             872             --
                                --------       --------
                                  21,008         21,105
Unearned income                       (3)            (8)
                                --------       --------
                                  21,005         21,097
Allowance for loan losses           (889)        (1,155)
                                --------       --------

         Loans, net             $ 20,116       $ 19,942
                                ========       ========

Changes in the allowance for loan losses were as follows:


                                                 December 31
                                     -----------------------------------
                                       1996          1995          1994
                                     -------       -------       -------
Balance, beginning of year           $ 1,155       $ 1,394       $   416
Provision charged to operations           56           240         1,727
Recoveries                               231           159            59
Loans charged off                       (553)         (638)         (808)
                                     -------       -------       -------

         Balance, end of year        $   889       $ 1,155       $ 1,394
                                     =======       =======       =======

Loans for which the accrual of interest had been discontinued or reduced amounted to approximately $140 thousand and $170 thousand at December 31, 1996 and 1995, respectively. There was no significant reduction in interest income associated with nonaccrual and renegotiated loans. There were no loans identified as impaired under SFAS 114 at December 31, 1996 or 1995.

                              MCDUFFIE BANK & TRUST

                           DECEMBER 31, 1996 AND 1995
                             (dollars in thousands)


NOTE 3 - LOANS (CONTINUED)

At December 31, 1996, executive officers and directors, and companies in which they have a beneficial ownership, were indebted to the Bank in the aggregate amount of $408 thousand. The interest rates on these loans were substantially the same as rates prevailing at the time of the transactions, and repayment terms are customary for the type of loan involved. Following is a summary of transactions for 1996 and 1995:


                                1996      1995
                                ----      ----
Balance, beginning of year      $573      $690
     Advances                    108       168
     Repayments                  273       285
                                ----      ----

Balance, end of year            $408      $573
                                ====      ====

NOTE 4 - FORECLOSED REAL ESTATE

A summary of foreclosed real estate is as follows:

                                        December 31
                                 ------------------------
                                 1996      1995      1994
                                 ----      ----      ----
Carrying amount of property      $613      $464      $264

Less, valuation allowance          97        47        --
                                 ----      ----      ----

                                 $516      $417      $264
                                 ====      ====      ====

NOTE 5 - BANK PREMISES AND EQUIPMENT

Bank premises and equipment consists of the following:

                                           December 31
                                      ---------------------
                                        1996          1995
                                      -------       -------
Land                                  $   475       $   475
Building and improvements               1,248         1,248
Equipment, furniture & fixtures           750           710
                                      -------       -------
                                        2,473         2,433
Accumulated depreciation               (1,033)         (892)
                                      -------       -------

     Premises and equipment, net      $ 1,440       $ 1,541
                                      =======       =======

                              MCDUFFIE BANK & TRUST

                           DECEMBER 31, 1996 AND 1995
                             (dollars in thousands)


NOTE 6 - DEPOSITS

At December 31, 1996, the scheduled maturities of time-deposit liabilities were as follows:

                 1997                                $14,441
                 1998                                  1,671
                 1999                                  2,126
                 2000                                    147
                 2001 and thereafter                      30
                                                     -------
                                                     $18,415
                                                     =======

NOTE 7 - EMPLOYEE BENEFIT PLAN

The Bank has a 401(K) salary-deferred plan covering substantially all employees. At the discretion of the Bank's Board of Directors, the Bank may match a percentage of the annual amounts deferred by employees. Matching amounts are funded by the Bank as accrued. Total deferred and matching amounts are limited to amounts that can be deducted for Federal income tax purposes. The Bank's matching contribution for the three years ended December 31, 1996 was approximately $10 thousand per year.

NOTE 8 - STOCKHOLDERS' EQUITY AND REGULATORY MATTERS

Banking regulations limit the amount of dividends the Bank may pay to stockholders without prior approval of the Bank's regulatory agencies. Approximately $160 thousand is available to be paid as dividends at December 31, 1996, without prior regulatory approval.

In 1995 regulatory agencies required the Bank to enter into a Memorandum of Understanding with the agencies requiring the Bank to comply with and implement certain operating procedures. In 1996 the regulatory agencies released the Bank from the Memorandum of Understanding.

The Bank is subject to various regulatory capital requirements administered by state and Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that as of December 31, 1996, the Bank meets all capital adequacy requirements to which it is subject.

                              MCDUFFIE BANK & TRUST

                           DECEMBER 31, 1996 AND 1995
                             (dollars in thousands)


NOTE 8 - STOCKHOLDERS' EQUITY AND REGULATORY MATTERS (CONTINUED)

As of December 31, 1996, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                Required
                                                                                               To Be Well
                                                                                            Capitalized Under
                                                                           For Capital      Prompt Corrective
                                                        Actual          Adequacy Purposes   Action Provisions
                                                    --------------      -----------------   -----------------
                                                    Amount   Ratio       Amount    Ratio     Amount     Ratio
                                                    ------   -----      -------    -----    -------    ------
As of December 31, 1996:
    Total capital (to Risk Weighted Assets)         $7,156   32.1%      >$1,783    >8.0%    >$2,229    >10.0%
                                                                        -          -        -          -
    Tier I capital (to Risk Weighted Assets)        $6,870   30.8%      >$  891    >4.0%    >$1,337    > 6.0%
                                                                        -          -        -          -
    Tier I capital (to Average Assets)              $6,870   17.6%      >$1,557    >4.0%    >$1,946    > 5.0%
                                                                        -          -        -          -

As of December 31, 1995, the Bank's actual regulatory capital ratios were as follows:

    Total capital (to Risk Weighted Assets)                29.5%
    Tier I capital (to Risk Weighted Assets)               28.2%
    Tier I capital (to Average Assets)                     17.1%

At December 31, 1996, options to purchase 16 thousand shares of the Bank's stock were outstanding. The options are non-transferrable and have exercise prices between ten and twelve dollars per share. The options expire during the years 2000 and 2003. No options were exercised during the three year period ended December 31, 1996. No additional shares are available to be granted under this plan, and the Bank has no other stock option plan.

NOTE 9 - INCOME TAXES

The total income taxes in the statements of income for the years ended December 31, are as follows:

Current tax (benefit)       $ 72      $  --       $  (1)
Deferred tax (benefit)        60         73        (319)
                            ----      -----       -----
                            $132      $  73       $(320)
                            ====      =====       =====

                              MCDUFFIE BANK & TRUST

                           DECEMBER 31, 1996 AND 1995
                             (dollars in thousands)


NOTE 9 - INCOME TAXES (CONTINUED)

The Bank's provision for income taxes differs from the amounts computed by applying the Federal and state income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                 1996        1995        1994
                                                 ----        ----       -----
Statutory rates                                  38.0%       38.0%      (38.0)%
     Tax exempt income                           (8.0)       (6.0)%        --
     Nondeductible interest                       1.0         1.0          --
     Other, including effect of graduated
      rate brackets                              (2.0)       (1.0)         --
                                                 ----        ----       -----

                                                 29.0%       32.0%      (38.0)%
                                                 ====        ====       =====

The primary components of deferred income taxes at December 31, are as follows:

                                                           1996      1995
                                                           ----      ----
Deferred tax assets
     Allowance for loan losses                             $253      $305
     Foreclosed real estate allowance                        18        --
     Unrealized loss on securities available-for-sale        15        --
     Other                                                   --        26
                                                           ----      ----
         Deferred income tax assets                         286       331
                                                           ----      ----

Deferred tax liabilities
     Unrealized gain on securities available-for-sale        --        25
                                                           ----      ----

         Net deferred income tax asset                     $286      $306
                                                           ====      ====

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences are expected to be available to reduce taxable income.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Bank may enter into off-balance-sheet financial instruments which are not reflected in the financial statements. These instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when funds are disbursed or the instruments become payable. The Bank uses the same credit policies for these off-balance-sheet financial instruments as it does for other instruments that are recorded in the financial statements.

                              MCDUFFIE BANK & TRUST

                           DECEMBER 31, 1996 AND 1995
                             (dollars in thousands)


NOTE 10 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Following is an analysis of significant off-balance-sheet financial instruments:

                                   1996        1995
                                  ------      ------
Commitments to extend credit      $1,981      $  958
Standby letters of credit             50          59
                                  ------      ------
                                  $2,031      $1,017
                                  ======      ======

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The amount of collateral obtain, if deemed necessary by the Bank, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

NOTE 11 - SUPPLEMENTAL CASH FLOW INFORMATION

                        1996        1995        1994
                       ------      ------      ------
Income taxes paid      $   --      $   --      $  131
Interest paid          $1,369      $1,362      $1,118

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of the Bank's financial instruments for those instruments for which the Bank's management believes estimated fair value dues not by nature approximate the instruments carrying amount are as follows at December 31, 1996 and 1995 (in millions):

                                   1996                  1995
                            -----------------     -----------------
                            Carrying     Fair     Carrying     Fair
                             Amount     Value      Amount     Value
                            --------    -----     --------    -----
Loans                        $21.0      $20.9      $21.0      $20.0
                             =====      =====      =====      =====

Certificates of deposit      $18.4      $18.4      $19.5      $19.5
                             =====      =====      =====      =====

Estimated fair value information of investment securities is presented in Note 2 of the financial statements.

                              MCDUFFIE BANK & TRUST

                           DECEMBER 31, 1996 AND 1995
                             (dollars in thousands)


NOTE 13 - OTHER EXPENSES

Other noninterest expenses are as follows:

                                  December 31,
                           ------------------------
                           1996      1995      1994
                           ----      ----      ----
Data processing            $104      $ 91      $ 77
FDIC assessment              10        45        39
Legal and accounting         57        89        32
Printing and supplies        37        38        25
Other                       294       327       316
                           ----      ----      ----
                           $502      $590      $489
                           ====      ====      ====

                                  APPENDIX "A"




                                    Georgia-Carolina Bancshares, Inc.
                                    P. O. Box 1560
                                    Thomson, Georgia 30326



                                January 22, 1998



The Bankers Bank
2410 Paces Ferry Road
600 Paces Summit
Atlanta, Georgia 30339-4098
Attention: William R. Burkett

Gentlemen:


        (1) Georgia-Carolina Bancshares, Inc., a Georgia corporation (the "Company"), proposes to offer for sale up to 740,741 shares of its $.001 par value common stock (the "Common Stock"), which shares shall be registered under the Securities Act of 1933, as amended, by the filing of a Registration Statement on Form SB-2 with the Securities and Exchange Commission. Shares will be offered at a price of $13.50 each. The minimum subscription per subscriber is 100 shares.

        (2) The Company hereby appoints and designates you as Escrow Agent for the purposes set forth herein. By your signature hereto, you acknowledge and accept said appointment and designation. The Company understands that you, by accepting said appointment and designation, in no way endorse the merits of the offering of the shares described herein. The Company agrees to notify any person acting on its behalf that your position as Escrow Agent does not constitute such an endorsement, and to prohibit said persons from the use of your name as an endorser of such offering. The Company further agrees to allow you to review any sales literature in which your name appears and which is used in connection with such offering.

        (3) The Company shall deliver all payments received in purchase of the shares (the "Subscription Funds") to you in the form in which they are received by noon of the next business day after their receipt by the Company, and the Company shall deliver to you within five (5) calendar days copies of written acceptances of the Company for shares in the Company for which the Subscription Funds represent payment. Upon receipt of such written acceptance by the Company, the Escrow Agent shall deposit such funds into an escrow account (the "Escrow Account"). The Company shall also deliver to you a copy of the completed Subscription Agreement for each subscriber, along with such subscriber's name, address, number of shares subscribed and social security or taxpayer identification number.

        (4) Subscription Funds shall be held and disbursed by you in accordance with the terms of this Agreement.

The Bankers Bank
January 22, 1998
Page 2


        (5) In the event any Subscription Funds are dishonored for payment for any reason, you agree to orally notify the Company immediately thereof and to confirm same in writing and to return the dishonored Subscription Funds to the Company in the form in which they were delivered to you.

        (6) Should the Company elect to accept a subscription for less than the number of shares shown in the purchaser's Subscription Agreement, by indicating such lesser number of shares on the written acceptance of the Company transmitted to you, you shall deposit such payment in the Escrow Account and then remit within ten (10) days after such deposit to such subscriber at the address shown in his Subscription Agreement that amount of his Subscription Funds in excess of the amount which constitutes full payment for the number of subscribed shares accepted by the Company as shown in the Company's written acceptance, without interest or diminution. Said address shall be provided by the Company to you as requested.

        (7)(a) As used herein, the term "Total Receipts" shall mean the sum of all Subscription Funds delivered to you pursuant to Paragraph (3) hereof, less all Subscription Funds returned pursuant to Paragraphs (5) and (6) hereof and Subscription Funds which have not been paid by the financial institution upon which they are drawn.


        (b) As used herein, the term "Expiration Date" shall mean May 20, 1998; provided, however, in the event that you are given oral notification, followed in writing, by the Company that it has elected to extend the offering for an additional period of 90 days after the initial period, then the Expiration Date shall mean the date which marks the 180th day after the date of the Prospectus; provided further, in the event that you are given oral notification, followed in writing, by the Company that it has elected to extend the offering for an additional period of 90 days after the first extension, then the Expiration Date shall mean the date which marks the 270th day after the date of the Prospectus; provided, further, in the event that you are given oral notification, followed in writing, by the Company that it has elected to extend the offering for an additional period of 90 days after the second extension, then the Expiration Date shall mean the date which marks the 360th day after the date of the Prospectus.


        (c) If Total Receipts are greater than or equal to $7,000,006 on or before the Expiration Date, you shall, upon receipt of 24-hour written instructions from the Company, no later than 2:00 P.M., Eastern Time on the Closing Date (as that term is defined herein), remit all amounts representing Subscription Funds, plus any profits or earnings thereon after deducting your fees, if any, held by you pursuant hereto in accordance with such instructions.

        (8) If (i) Total Receipts are less than $7,000,006 as of 5:00 P.M., Eastern Time on the Expiration Date, or (ii) the offering is canceled by the Company at any time prior to the Expiration Date, then you shall promptly remit to each subscriber at the address set forth in his Subscription Agreement an amount equal to the amount of his Subscription Funds thereunder, adjusted for his allocated share (weighted by time on deposit and amount) of any profits or earnings earned on the investment of the Subscription Funds. The Company hereby agrees to provide to you in writing the specific allocations of any profits or earnings attributable to each subscriber hereunder.

The Bankers Bank
January 22, 1998
Page 3



        (9) Pending disposition of the Subscription Funds under this Agreement, and unless and until otherwise authorized by oral instructions, followed in writing, given by David W. Joesbury, Sr., you are authorized, by means of a "Sweep" or other automatic investment program, to invest the Subscription Funds in blocks of $10,000 in federal funds. Interest and other earnings shall start accruing on such funds as soon as such funds would be deemed to be available for access under applicable banking laws and pursuant to your own banking policies. Upon oral instructions, followed in writing, given by David W. Joesbury, Sr., you shall invest the Subscription Funds in short-term direct obligations of the United States government, in short-term FDIC or FSLIC insured certificates of deposit, and/or in the Fidelity Institutional U.S. Treasury Cash Portfolio, for short-term obligations of the United States government, but in any case with maturities of 90 days or less.

        For purposes of Paragraph 8 above, the specific allocations of net profits attributable to each subscriber shall be determined by the Company as follows: each subscriber's allocated share of earnings on the Subscription Funds, after deducting your fees, if any, shall be that fraction (i) the numerator of which is the dollar amount of such subscriber's accepted subscription multiplied by the number of days between the date of acceptance of the purchaser's subscription and the date of the offering's termination, inclusive (the subscriber's "Time Subscription Factor"), and (ii) the denominator of which is the aggregate Time Subscription Factors of all purchasers depositing Subscription Funds in the Escrow Account.

        (10) Your obligations as Escrow Agent hereunder shall terminate upon your transferring all funds you hold hereunder pursuant to the terms of Paragraphs (7) or (8) herein, as applicable.

        (11) As used herein, "Closing Date" shall mean the date of receipt by you of (i) written notification from the Company that the shareholders of the Company have approved the offering, (ii) Total Receipts aggregating $7,000,006, and (iii) executed Subscription Agreements and copies of written acceptances of the Company in connection therewith.

        (12) You shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, or other paper or document which you believe to be genuine and what it purports to be.

        (13) You shall not be liable for anything which you may do or refrain from doing in connection with this Escrow Agreement, except your own gross negligence or willful misconduct.

        (14) You may confer with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof, or your duties hereunder, and you shall incur no liability and you shall be fully protected in acting in accordance with the opinions and instructions of such counsel. Any and all expenses and legal fees in this regard are payable from the Subscription Funds unless paid by the Company.

        (15) In the event of any disagreement between the Company and any other person resulting in adverse claims and demands being made in connection with any Subscription Funds involved herein or affected hereby, you shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition of any Subscription Funds then held by you under this Agreement, and in so doing you shall be entitled to continue to refrain from acting until (a) the right of adverse claimants shall have been finally settled by binding arbitration or finally adjudicated in a court assuming and having jurisdiction of the Subscription Funds involved herein or affected hereby or (b) all differences shall have been adjusted by agreement and you shall have been notified in writing of such agreement signed by the parties hereto. In the event of such disagreement, you may, but need not, tender into the registry or custody of any court of competent jurisdiction all money or property in your hands under the terms of this Agreement, together with such legal proceedings as you deem appropriate and thereupon to be discharged from all further duties under this Escrow Agreement. The filing of any such legal proceeding shall not deprive you of your compensation earned prior to such filing. You shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or

The Bankers Bank
January 22, 1998
Page 4


legal proceeding which would or might involve you in any cost, expense, loss or liability unless indemnification shall be furnished.

        (16) You may resign for any reason, upon thirty (30) days written notice to the Company. Upon the expiration of such thirty (30) day notice period, you may deliver all Subscription Funds and Subscription Agreements in your possession under this Escrow Agreement to any successor Escrow Agent appointed by the Company, or if no successor Escrow Agent has been appointed, to any court of competent jurisdiction. Upon either such delivery, you shall be released from any and all liability under this Escrow Agreement. A termination under this paragraph shall in no way change the terms of paragraphs 15 and 17 affecting reimbursement of expenses, indemnity and fees. You shall have the right to deduct from the Subscription Funds transferred to any successor Escrow Agent any outstanding and unpaid expenses or fees.

        (17) You agree to charge your customary and normal fee for your services hereunder. A copy of the current schedule is attached hereto. The fee schedule may be modified from time to time. The acceptance fee and expenses shall be paid in advance or at closing by the Company. Any subsequent fees and expenses will be paid by the Company upon receipt of invoice.

        (18) All notices and communications hereunder shall be in writing and shall be deemed to be duly given if sent by overnight delivery service or registered or certified mail, return receipt requested, to the respective addresses set forth herein. You shall not be charged with knowledge of any fact, including but not limited to performance or non-performance of any condition, unless you have actually received written notice thereof from the Company or its authorized representative clearly referring to this Escrow Agreement.

        (19) The rights created by this Escrow Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon the successors and assigns of you and the parties hereto. Notwithstanding the foregoing, the Company may not assign its rights hereunder without your prior written consent.

        (20) This Escrow Agreement shall be construed and enforced according to the laws of the State of Georgia.

        (21) This Escrow Agreement shall terminate and you shall be discharged of all responsibility hereunder at such time as you shall have completed your duties hereunder.

        (22) This Escrow Agreement may be executed in several counterparts, which taken together shall constitute a single document.

        (23) This Escrow Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the transactions described herein and supersedes all prior agreements or understandings, written or oral, between the parties with respect thereto. Further, this Escrow Agreement may only be amended by a written amendment signed by the parties hereto.

        (24) If any provision of this Escrow Agreement is declared by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

        (25) The Company shall provide you with its Employer Identification Number as assigned by the Internal Revenue Service. Additionally, the Company shall complete and return to you any and all tax forms or reports

The Bankers Bank
January 22, 1998
Page 5



required to be maintained or obtained by you. In the event that Subscription Funds are returned to subscribers pursuant to paragraph 8 hereof, you shall, based upon the information available to you, file with the Internal Revenue Service and send to each subscriber a Form 1099-INT with respect to contributions of interest to subscribers. All interest or other income earned under this Escrow Agreement which is payable to the Company pursuant to paragraph 7 hereof shall be allocated and paid as directed by the Company and reported to the Internal Revenue Service as having been so allocated and paid.

        (26) Your signature hereto is your consent that a signed copy hereof may be filed with the various regulatory authorities of the State of Georgia and with any Federal Government agencies or regulatory authorities.






                [The Rest of This Page Intentionally Left Blank]

The Bankers Bank
January 22, 1998
Page 5



        Please indicate your acceptance of this Agreement by executing a copy of this letter and returning it to the undersigned.

                                Very truly yours,

                                GEORGIA-CAROLINA BANCSHARES, INC.



                                By: /s/ J. Harold Ward, Jr.
                                   -------------------------------------
                                   J. Harold Ward, Jr.
                                   Senior Vice President and Chief
                                   Financial Officer


Attest:


Joseph E. Gore
------------------------
Executive Vice President

   (CORPORATE SEAL)


                                ACCEPTED AND AGREED:

                                THE BANKERS BANK



                                By: /s/ William R. Burkett
                                   -------------------------------------
                                Title: Senior Vice President
                                      ----------------------------------

                                  FEE SCHEDULE


Pursuant to Paragraph 17 of the Escrow Agreement (the "Escrow Agreement") between Georgia-Carolina Bancshares, Inc. (the "Company") and The Bankers Bank (the "Escrow Agent"), this schedule, if agreed to by the Company and the Escrow Agent shall become an integral part of the Escrow Agreement.

                               FEE OF ESCROW AGENT

The Company shall pay the Escrow Agent a fee of $2,000 for its services hereunder. The Escrow Account (as defined in the Escrow Agreement) will accrue a service charge of $15.00 per month. In addition, a $20.00 per check fee will be charged if the Escrow Account is refunded due to a subscriber's failure to properly complete a subscription. These fees are payable upon the release of the Subscription Funds (as defined in the Escrow Agreement) pursuant to Section 7 of the Escrow Agreement and the Escrow Agent is authorized to deduct such fees from the Subscription Funds prior to any release thereof.

Agreed to this 22nd day of January, 1998 by:


GEORGIA-CAROLINA BANCSHARES, INC. (Company)           THE BANKERS BANK (as Escrow Agent)


By: /s/ J. Harold Ward, Jr.                           By: /s/ William R. Burkett
   ----------------------------------------------         -------------------------------
   J. Harold Ward, Jr., Senior Vice President and     Title: Senior Vice President
        Chief Financial Officer                               ---------------------------

                                                                    APPENDIX "B"

                       GEORGIA-CAROLINA BANCSHARES, INC.
                             SUBSCRIPTION AGREEMENT

To:  Georgia-Carolina Bancshares, Inc.
     P. O. Box 1560
     Thomson, Georgia 30824

Gentlemen:

     You have informed me that Georgia-Carolina Bancshares, Inc. (formerly Pinnacle Bancshares, Inc.), a Georgia corporation (the "Company"), is offering 740,741 shares of its $.001 par value common stock (the "Common Stock") at a price of $13.50 per share as described in and offered pursuant to the Prospectus furnished to the undersigned herewith (the "Prospectus"). In addition, you have informed me that the minimum subscription is 100 shares.

     1. SUBSCRIPTION. Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment in United States currency by check, bank draft or money order payable to "The Bankers Bank, Escrow Agent for Georgia-Carolina Bancshares, Inc." or any other consideration satisfactory to the Company (the "Funds"), representing the payment of $13.50 per share for the number of shares of the Common Stock indicated below.

     2. ACCEPTANCE OF SUBSCRIPTION. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company shall reject this subscription, if at all, in writing within ten (10) business days after receipt of this subscription. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

     3. ACKNOWLEDGMENTS. The undersigned hereby acknowledges that he or she has received a copy of the Prospectus and agrees to be bound by the terms of this Agreement and the Escrow Agreement.

     4. REVOCATION. The undersigned agrees that once this Subscription Agreement is accepted by the Company, it may not be withdrawn by him or her. Therefore, until the earlier of the expiration of five (5) business days after receipt by the Company of this Subscription agreement or acceptance of this Subscription Agreement by the Company, the undersigned may withdraw his or her subscription and receive a full refund of the subscription price. The undersigned agrees that, except as provided in this Section 4, he or she shall not cancel, terminate or revoke this Subscription Agreement or any agreement of the undersigned made hereunder and that this Subscription Agreement shall survive the death or disability of the undersigned.

     BY EXECUTING THIS SUBSCRIPTION AGREEMENT, THE SUBSCRIBER IS NOT WAIVING ANY RIGHTS HE OR SHE MAY HAVE UNDER FEDERAL SECURITIES LAWS, INCLUDING THE SECURITIES ACT OF 1933, AS AMENDED AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

     Please fill in the information requested below, make your check payable to "The Bankers Bank, Escrow Agent for Georgia-Carolina Bancshares, Inc.," and mail this Subscription Agreement, the Stock Certificate Registration Instructions and check to the attention of Patrick G. Blanchard, President and Chief Executive Officer, Georgia-Carolina Bancshares, Inc., P. O. Box 1560, Thomson, Georgia 30824.

----------------------------------------------       Phone Number:
No. of Shares Subscribed                             ---------------------------------------------
$                                                    (Home)
----------------------------------------------
Funds Tendered ($13.50 per share subscribed)         ---------------------------------------------
----------------------------------------------       (Office)
(Signature of Subscriber)                            Residence Address:
                                                     ----------------------------------------------
----------------------------------------------       ----------------------------------------------
Name (Please Print or Type)                          ----------------------------------------------
Date:                                                City, State and Zip Code
----------------------------------------------       ----------------------------------------------
                                                     Social Security Number or other
                                                     Taxpayer Identification Number

                  STOCK CERTIFICATE REGISTRATION INSTRUCTIONS

--------------------------------------------------------------------------------
NAME

--------------------------------------------------------------------------------
ADDITIONAL NAME IF TENANT IN COMMON OR JOINT TENANT

MAILING ADDRESS:
                ----------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SOCIAL SECURITY NUMBER OR OTHER TAXPAYER IDENTIFICATION NUMBER
                                                               -----------------

NUMBER OF SHARES TO BE REGISTERED IN ABOVE NAME(S):
                                                   -----------------------------

LEGAL FORM OF OWNERSHIP:

                                               ------ Joint Tenants with Rights of
------ Individual                              Survivorship
------ Tenants in Common                       ------ Uniform Gift to Minors
------ Other ---------------------------

                               FORM OF ACCEPTANCE

                                         GEORGIA-CAROLINA BANCSHARES, INC.
                                         P. O. BOX 1560
                                         THOMSON, GEORGIA 30824

To:

Dear Subscriber:

     Georgia-Carolina Bancshares, Inc. (the "Company") acknowledges receipt of your subscription for __________ shares of its $.001 par value Common Stock and your check for $________.

     The Company hereby accepts your subscription for the purchase of ________ shares of its Common Stock, at $13.50 per share, for an aggregate of $____________, effective as of the date of this letter.

     Your stock certificate(s) representing shares of Common Stock duly authorized and fully paid will be issued to you as soon as practicable after all Subscription Funds are released to the Company from the Subscription Escrow Account, all as described in the Subscription Agreement executed by you and in the Prospectus furnished to you. In the event that (i) the offering is not approved by the shareholders of the Company, (ii) the minimum number of subscriptions (518,519 shares) is not obtained, or (ii) the offering is canceled, your Subscription Funds will be returned to you, adjusted for net profits from the investment of such funds, if any, as described in the Prospectus.

     If this acceptance is for a lesser number of shares than that number subscribed by you as indicated in your Subscription Agreement, your payment for shares of Common Stock in excess of the number of shares accepted hereby will be refunded to you by mail, without interest, within ten (10) days of the date hereof.

                                       Very Truly Yours,

                                       GEORGIA-CAROLINA BANCSHARES, INC.

                                       By:
                                          --------------------------------------
                                         Patrick G. Blanchard
                                         President and Chief Executive Officer